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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SkyWest, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SkyWest, Inc.
444 South River Road    •    St. George, UT 84790

March 15, 2011

Dear Shareholder:

        You are invited to attend the Annual Meeting of Shareholders of SkyWest, Inc. scheduled to be held at 11:00 a.m., Tuesday, May 3, 2011, at our headquarters located at 444 South River Road, St. George, Utah.

        The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders.

        Your vote is very important. Whether you plan to attend the Annual Meeting or not, we urge you to vote your shares as soon as possible. This will ensure representation of your shares at the Annual Meeting if you are unable to attend.

        We are pleased to make these proxy materials available over the Internet, which we believe increases the efficiency and reduces the expense of our annual meeting process. As a result, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of paper copies of these proxy materials and our 2010 Annual Report. The Notice contains instructions on how to access those documents over the Internet or request that a full set of printed materials be sent to you. The Notice also gives instructions on how to vote your shares.

        We look forward to seeing you at the Annual Meeting.

Sincerely,

Jerry C. Atkin
 Chairman and Chief Executive Officer

SkyWest, Inc.
444 South River Road    •    St. George, UT 84790

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
OF SKYWEST, INC.

Date:	Tuesday, May 3, 2011
Time:	11:00 a.m., Mountain Daylight Time (MDT)
Place:	SkyWest, Inc. Headquarters 444 South River Road St. George, Utah 84790
Purposes:	1.	To elect nine directors to serve on the Board of Directors of SkyWest, Inc. (the "Company"), until the next Annual Meeting of the Company's shareholders;
	2.	To conduct an advisory vote on a non-binding resolution to approve the compensation of the Company's named executive officers;
3.
To conduct an advisory vote on a non-binding resolution to determine whether the Company's shareholders will be asked to approve the compensation of the Company's named executive officers every one, two, or three years;
	4.	To ratify the appointment of Ernst & Young, LLP to serve as the Company's independent registered public accounting firm (independent auditors) for the year ending December 31, 2011;
	5.	To consider a shareholder proposal to require a majority vote for the election of directors; and
	6.	To transact such other business that may properly come before the Annual Meeting and any adjournment thereof.
Who Can Vote:	Shareholders at the close of business on March 1, 2011.
How You Can Vote:	Shareholders may vote at the Annual Meeting, or in advance over the Internet, by telephone, or by mail.

By authorization of the Board of Directors

Eric D. Christensen
 Vice President Planning, Corporate Secretary

March 15, 2011

Proxy Statement for the

Annual Meeting of Shareholders of

SKYWEST, INC.

To Be Held on Tuesday, May 3, 2011

i

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
OF
SKYWEST, INC.
TUESDAY, MAY 3, 2011

OVERVIEW

Solicitation

        This Proxy Statement, the accompanying Notice of Annual Meeting, proxy card and the Annual Report to Shareholders of SkyWest, Inc. (the "Company" or "SkyWest") are being mailed on or about March 15, 2011. The Board of Directors of the Company (the "Board") is soliciting your proxy to vote your shares at the Annual Meeting of the Company's Shareholders to be held on May 3, 2011 (the "Meeting"). The Board is soliciting your proxy in an effort to give all shareholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides information to assist you in voting your shares.

What is a proxy?

        A proxy is your legal designation of another person to vote on your behalf. You are giving the individuals appointed by the Board as proxies (Jerry C. Atkin, Bradford R. Rich and Eric D. Christensen) the authority to vote your shares in the manner you indicate.

Why did I receive more than one notice?

        You may receive multiple notices if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in "street name"), you will receive your notice or other voting information from your broker. In any case, you should vote for each notice you receive.

Voting Information

Who is qualified to vote?

        You are qualified to receive notice of and to vote at the Meeting if you own shares of common stock of SkyWest (the "Common Stock") at the close of business on the record date of Monday, March 1, 2011.

How many shares of Common Stock may vote at the Meeting?

        As of March 1, 2011, there were 53,769,053 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented at the Meeting.

What is the difference between a "shareholder of record" and a "street name" holder?

        If your shares are registered directly in your name with Zion's First National Bank, the Company's transfer agent, you are a "shareholder of record." If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a "street name" holder.

How can I vote at the Meeting?

        You may vote in person by attending the Meeting. You may also vote in advance over the Internet, or by telephone, or you may request a complete set of traditional proxy materials and vote your proxy by mail. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card.

What are the Board's recommendations on how I should vote my shares?

        The Board recommends that you vote your shares as follows:

Proposal 1	—	FOR the election of all nine nominees for director with terms expiring at the next annual meeting of the Company's shareholders.
Proposal 2	—	FOR the non-binding resolution to approve the compensation of the Company's named executive officers.
Proposal 3	—	FOR THREE-YEAR INTERVALS with respect to the non-binding resolution to recommend the frequency of future non-binding votes of the Company's shareholders regarding the compensation of the Company's named executive officers.
Proposal 4	—	FOR the ratification of the appointment of Ernst & Young, LLP as the Company's independent registered public accounting firm (independent auditors) for the year ending December 31, 2011.
Proposal 5	—	AGAINST the proposal to require majority voting in the election of directors.

What are my choices when voting?

Proposal 1	—	You may cast your vote in favor of up to nine individual director-nominees. You may vote for less than nine director-nominees if you choose. You may also abstain from voting.
Proposals 2, 4 and 5	—	You may cast your vote in favor of, or against, each proposal. You may also abstain from voting,
Proposal 3	—	You may cast your vote in favor of a one, two or three-year period. You may also abstain from voting.

How will my shares be voted if I do not specify how they should be voted?

        If you execute the enclosed proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote as recommended by the Board and described previously in this section.

How will withheld votes, abstentions and broker non-votes be treated?

        Withheld votes, abstentions and broker non-votes will be deemed as "present" at the Meeting, and will be counted for quorum purposes only.

Can I change my vote?

        You may revoke your proxy before the time of voting at the Annual Meeting in any of the following ways:

  •
  by mailing a revised proxy card to the Secretary of the Company;

  •
  by changing your vote on the Internet website;

  •
  by using the telephone voting procedures; or

  •
  by voting in person at the Meeting.

What vote will be required to approve each proposal?

        Proposal 1 provides that the nine director-nominees with the most votes will be elected as directors of the Company.

        Proposals 2, 4 and 5 will be approved if the number of votes cast, in person or by proxy, in favor of a particular proposal exceeds the number of votes cast in opposition to the proposal. Proposal 2 is an advisory vote only, and has no binding effect on the Board or the Company.

        Proposal 3 allows you to vote for one of four choices: holding the advisory vote on executive compensation every one, two or three years, or abstaining from voting. Therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board, but will instead be casting their vote for the voting frequency they prefer.

Who will count the votes?

        Representatives from Zion's First National Bank, the Company's transfer agent, or other individuals designated by the Board, will count the votes and serve as inspectors of election. The inspectors of election will be present at the Annual Meeting.

Who will pay the cost of this proxy solicitation?

        The Company will pay the costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Common Stock.

Is this Proxy Statement the only way proxies are being solicited for use at the Meeting?

        Yes. The Company does not intend to employ any other methods of solicitation.

How are proxy materials being delivered?

        The Company is pleased to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to most of its shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a paper copy of this Proxy Statement and the Company's 2010 Annual Report to Shareholders. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of the Company's proxy materials, including this Proxy Statement, the 2010 Annual Report to Shareholders and a form of proxy card or voting instruction card. All shareholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. The Company believes this new process will allow it to provide its shareholders with the information they need in a more efficient manner, while reducing the environmental impact and lowering the costs of printing and distributing these proxy materials.

PROPOSAL 1
ELECTION OF DIRECTORS

Composition of the Board

        The Board currently consists of nine directors. All directors serve a one-year term and are subject to re-election each year.

        The current composition of the Board is:

  •
  Jerry C. Atkin, Chairman

  •
  J. Ralph Atkin

  •
  Margaret S. Billson

  •
  Ian M. Cumming

  •
  Henry J. Eyring

  •
  Robert G. Sarver

  •
  Steven F. Udvar-Hazy

  •
  James L. Welch

  •
  Michael K. Young

The Board Recommends That Shareholders Vote FOR All Nine Nominees Listed Below.

Nominees for Election as Directors

        At the Meeting, the Company proposes to elect nine directors to hold office until the 2011 Annual Meeting of Shareholders and until their successors have been elected and have qualified. The nine nominees for election at the Meeting are listed below. Each of the nominees is currently serving as a director of the Company and has consented to be named as a nominee. If, prior to the Meeting, any of the nominees becomes unable to serve as a director, the Board may designate a substitute nominee. In that event, the persons named as proxies intend to vote for the substitute nominee designated by the Board.

        The Board and its Nominating and Corporate Governance Committee believe that each of the following nominees possesses the experience and qualifications that directors of the Company should possess, as described in detail below, and that the experience and qualifications of each nominee compliments the experience and qualifications of the other nominees. The experience and qualifications of each nominee, including information regarding the specific experience, qualifications, attributes and skills that led the Board and the Nominating and Corporate Governance Committee to conclude that he or she should serve as a director of the Company at the present time, in light of the Company's business and structure, are set forth below:

Jerry C. Atkin
Age:	62
Director Since:	1974
Committees:	None
Principal Occupation:
Chairman of the Board and Chief Executive Officer of the Company and its three operating subsidiaries, SkyWest Airlines, Inc. ("SkyWest Airlines"), Atlantic Southeast Airlines, Inc. ("Atlantic Southeast") and ExpressJet Airlines, Inc. ("ExpressJet").
Experience:
Mr. Atkin joined the Company in July 1974 as a director and the Company's Director of Finance. In 1975, he assumed the office of President and Chief Executive Officer and was elected Chairman of the Board in 1991. Prior to joining the Company, Mr. Atkin was employed by a public accounting firm and is a certified public accountant.

The Board nominated Mr. Atkin to serve as a director, in part, because Mr. Atkin is the Company's Chief Executive Officer and has more than 35 years of experience with the Company. He is the only officer of the Company nominated to serve as a director, and plays a critical role in communicating the Board's expectations, advice, concerns and encouragement to more than 18,000 full-time equivalent Company employees. Mr. Atkin has a deep knowledge and understanding of the Company, SkyWest Airlines, Atlantic Southeast and ExpressJet, as well as the regional airline industry. Mr. Atkin also performs an extremely valuable role as the Chairman of the Board, providing critical leadership and direction to the Board's activities and deliberations. The Board also believes Mr. Atkin's values and integrity are tremendous assets to the Company and its shareholders.
Other Directorships:	Mr. Atkin currently serves as a director of Zion's Bancorporation, a regional bank holding company based in Salt Lake City, Utah.
Family Relationship:	Mr. Atkin is a nephew of J. Ralph Atkin, who also serves as a director of the Company.

J. Ralph Atkin
Age:	67
Director Since:	1972
Committees:	None
Principal Occupation:	Attorney-at-Law
Experience:
Mr. Atkin is the founder of the Company and served as President and Chief Executive Officer of the Company from 1972 to 1975; Chairman of the Board of the Company from 1972 to 1991; and Senior Vice President of the Company from 1984 to 1988. He has helped develop airlines in Europe and Africa in the last fifteen years, including having served as the Chief Executive Officer of Ghana Airlines, the national carrier of the Republic of Ghana, and Chief Executive Officer of Euro Sky, a company organized to explore the feasibility of operating a regional airline in Austria. From March 1991 to January 1993, Mr. Atkin was Director of Business and Economic Development for the State of Utah.

The Board's nomination of Mr. Atkin is a reflection of the Board's respect for Mr. Atkin as a founder of the Company, and his unique perspective on the Company's growth, achievements and opportunities. Mr. Atkin has spent more than 36 years in the airline industry, and previously served as the Chairman of the Board and the Chief Executive Officer of the Company, as well as the Chief Executive Officer of two other aviation companies. Mr. Atkin also brings to the Board his training and experience as a practicing attorney, which the Board believes has been valuable to the Company as it has addressed various legal and regulatory issues.
Family Relationship:	Mr. Atkin is an uncle of Jerry C. Atkin, our Chairman of the Board and Chief Executive Officer.

Margaret S. Billson
Age:	49
Director Since:	2006
Committees:	Member of the Compensation Committee; member of the Nominating and Corporate Governance Committee
Principal Occupation:	President, Legacy Support Group, BBA Aviation plc
Experience:
Ms. Billson has served as the President of the Legacy Support Group at BBA Aviation plc, an international provider of aviation flight support and aftermarket aviation services and systems, since September 2009. From November 2008 through September 2009, Ms. Billson was a self-employed consultant. From August 2005 until November 2008, Ms. Billson was employed in multiple capacities with Eclipse Aviation Corporation ("Eclipse"), including as Chief Operating Officer. At the time of her resignation from Eclipse in November 2008, Ms. Billson was serving as the President and General Manager of the Airplane Division of Eclipse. On November 25, 2008, Eclipse filed a petition for Chapter 11 protection in the United States Bankruptcy Court for the District of Delaware. From September 1997 until July 2005, Ms. Billson was employed by Honeywell International, Inc., where she served in several roles, including as Vice President and General Manager, Airframe Systems and Aircraft Landing Systems and as Vice President of Engineering and Program Management. Prior to her employment with Honeywell International, Inc., she was Vice President of the MD-11, MD-80 and MD-90 programs at McDonnell Douglas.

The Board nominated Ms. Billson, in part, because of her extensive experience in the aviation industry, including operations, engineering, technology, customer service and product support. In the course of more than 26 years of managerial experience with large institutional, as well as smaller entrepreneurial, aviation enterprises, Ms. Billson has developed a deep and insightful understanding of the challenges of managing large groups of employees in the airline industry at all levels of an organization. The Board values the unique perspective and background Ms. Billson contributes to its deliberations.

Ian M. Cumming
Age:	70
Director Since:	1986
Committees:	Chairman of the Nominating and Corporate Governance Committee; Member of the Audit and Finance Committee.
Principal Occupation:
Chairman and Chief Executive Officer of Leucadia National Corporation, a diversified holding company engaged in a variety of businesses, including manufacturing, real estate activities, medical product development, winery operations and residual banking and lending activities ("Leucadia") since 1978. Leucadia also owns equity interests in operating businesses and investment partnerships, which are accounted for under the equity method of accounting, including gaming, entertainment, land-based contract oil and gas drilling, real estate activities and development of a copper mine in Spain.
Experience
The Board recognizes the breadth and depth of Mr. Cumming's considerable business expertise, which he has developed through more than 30 years of service as the Chairman of the Board of a large, diversified business enterprise. Mr. Cumming brings to the Board valuable experience serving as a director of other public companies, which enhances his contributions to the Board's activities. Mr. Cumming draws upon his vast experience in corporate governance to carry out his duties as the Chairman of our Nominating and Corporate Governance Committee. Mr. Cumming has applied his extensive financial acumen to encourage disciplined financial management in the Company's operations. Mr. Cumming's finance and investment skills, together with his extensive background in mergers, acquisitions and business reorganizations, have been increasingly valuable to the Board's deliberations as the Company has explored and pursued various growth and expansion opportunities.
Other Directorships:
In connection with his service as Chairman of the Board of Leucadia, Mr. Cumming currently serves as a director on the following Leucadia-affiliated companies, each with at-least 20% Leucadia direct ownership.
• Jeffries Group, Inc. an investment bank and institutional securities firm;
• AmeriCredit Corp., an auto finance company;
• Fortescue Metals Group, an Australian public iron ore mining company; and
• Home Fed Corp., a real estate investment and development company.
Mr. Cumming's service as a director of the Company is his only service as a director, other than for companies in which Leucadia holds ownership of at least 20%.

Henry J. Eyring
Age:	47
Director Since:	2006 (Also served as a director of the Company from 1995 until 2003)
Committees:	Chairman of the Compensation Committee; Member of the Audit and Finance Committee
Principal Occupation:	Advancement Vice President at Brigham Young University Idaho
Experience:
Mr. Eyring has served in various positions of administration at Brigham Young University Idaho since 2006. Mr. Eyring was President of the Japan Tokyo North Mission of The Church of Jesus Christ of Latter-day Saints from 2003 until 2006. From 2002 until 2003 he was a special partner with Peterson Capital, a private equity investment firm; from 1998 through 2002, he was the Director of the Masters of Business Administration Program at Brigham Young University.

The Board recognizes the strong business and strategic consulting experience Mr. Eyring contributes to the Board's direction of the Company. In addition to the recent experience summarized above, Mr. Eyring was previously engaged with the Monitor Company, an internationally-recognized management consulting firm. Mr. Eyring is a sound strategic thinker who possesses the unique ability to apply his academic thought and studies to the practical day-to-day challenges of the Company's operations. His thoughtful application of business and legal principles has been a valuable contribution to his service as the Chairman of the Compensation Committee.

Robert G. Sarver
Age:	49
Director Since:	2000
Committees:	Member of the Audit and Finance Committee
Principal Occupation:
Since 2004, Mr. Sarver has served as the Managing Partner of the Phoenix Suns, a professional basketball team in the National Basketball Association. Since 2002, he has also served as the Chairman and Chief Executive Officer of Western Alliance Bancorporation, a commercial bank holding company that does business in Nevada, California, and Arizona.
Experience:	Chairman and Chief Executive Officer of California Bank and Trust from 1995 to 2001. Prior to 1995, he served as the President of National Bank of Arizona.

The Board nominated Mr. Sarver, in part, because of his significant knowledge in the areas of financial analysis, business strategy and investment management. In addition to his lengthy service as the Chairman and Chief Executive Officer of Western Alliance Bancorporation, Mr. Sarver was formerly a certified public accountant. Mr. Sarver's background and experience have been tremendous assets to the Board in various capacities, including his service on the Audit and Finance Committee and his current designation as an audit committee financial expert. Mr. Sarver also contributes valuable insight he has acquired through his strong entrepreneurial experience, and plays an important role in the Board's review of the Company's liquidity and capital management practices.
Other Directorships:	Mr. Sarver is a director of Meritage Corporation, a builder of single-family homes.

Steven F. Udvar-Hazy
Age:	65
Director Since:	1986
Committees:	Member of the Nominating and Corporate Governance Committee; Member of the Compensation Committee; Lead Director
Principal Occupation:	Chairman and Chief Executive Officer of Air Lease Corporation, which leases and finances commercial jet aircraft worldwide.
Experience:
Mr. Udvar-Hazy has been engaged in aircraft leasing and finance for over 40 years. Prior to his current engagement with Air Lease Corporation, Mr. Udvar-Hazy founded, and served as the Chairman and Chief Executive Officer of, International Lease Finance Corporation, which leases and finances commercial jet aircraft.

Mr. Udvar-Hazy is recognized as one of the leading experts in the aviation industry, and contributes to the Board the wisdom and insight he has accumulated through a lengthy, distinguished career in aviation, aircraft leasing and finance. The Company has benefitted greatly from Mr. Udvar-Hazy's eminent position in the aviation industry, including introductions to his vast industry contacts and networking opportunities. In addition to his extensive industry experience, Mr. Udvar-Hazy is extremely knowledgeable of the Company's operations and opportunities, having served as a director for more than 24 years. Mr. Udvar-Hazy's even temperament and ability to encourage discussion, together with his experience as a chief executive officer and director of other successful organizations, make him an effective Lead Director.
Other Directorships:
Mr. Udvar-Hazy is Chairman of the Board of Directors of Air Intercontinental, Inc., an aviation investment company, President and director of Ocean Equities, Inc., a financial holding company, and Chairman of the Executive Committee of the Board of Directors of Emerald Financial LLC, a real estate investment company.

James L. Welch
Age:	56
Director Since:	2007
Committees:	Chair of the Audit and Finance Committee; Member of the Nominating and Corporate Governance Committee
Principal Occupation:	President and Chief Executive Officer of Dynamex, Inc., a leading provider of same-day transportation and logistics services in the United States and Canada.
Experience:	Mr. Welch was the President and Chief Executive Officer of Yellow Transportation, an international transportation services provider, from which he retired after 29 years of service.

Mr. Welch has over 30 years of senior executive experience in the transportation sector, including valuable experience in the leadership of large and varied groups. That experience includes extensive experience working with organized labor groups, including unions. Mr. Welch's insights have been particularly valuable to the Board as the Company has addressed labor and related issues arising in the operation of SkyWest Airlines and Atlantic Southeast, as well as issues associated with the acquisition and integration of ExpressJet. Mr. Welch also contributes to the Board valuable practical experience in the operation of a large enterprise, as well as the perspective of a successful entrepreneur.
Other Directorships:	Mr. Welch serves as a director for Spirit AeroSystems, Inc., a supplier of commercial airplane assemblies and components, and Roadrunner Transportation Services, a transportation services provider.

Michael K. Young
Age:	61
Director Since:	2009
Committee:	Member of the Compensation Committee
Principal Occupation:	President and Distinguished Professor of Law, University of Utah
Experience:
President Young has served as the President of the University of Utah since August 2004. Prior to his appointment at the University of Utah, President Young was Dean and Lobingier Professor of Comparative Law and Jurisprudence at the George Washington University Law School from 1998 until 2004. From 1978 until 1998, President Young was the Fuyo Professor of Japanese Law and Legal Institutions, and Director of the Center for Japanese Legal Studies, the Center for Korean Legal Studies and the Project on Religion, Human Rights and Religious Freedom at Columbia University. During the administration of President George H.W. Bush, President Young served as Ambassador for Trade and Environmental Affairs, Deputy Under Secretary for Economic and Agricultural Affairs and Deputy Legal Adviser to the U.S. Department of State.

The Board nominated President Young, in part, because it believes he brings valuable international experience at a time when the Company is becoming more actively involved in evaluating and pursuing business opportunities outside the United States. President Young also has a keen legal mind, which the Board believes is, and will continue to be, very beneficial to the Company, given the regulatory environment in which the Company operates. President Young also offers the Company the benefit of insights he has gained from his leadership experience at large institutions.

EXECUTIVE OFFICERS

        In addition to Jerry C. Atkin, the Chief Executive Officer and Chairman of the Board, whose biographical information is set forth above, the following individuals served as executive officers of the Company or its operating subsidiaries during the year 2010.

        Bradford R. Rich, 49, is the Executive Vice President and Chief Financial Officer of the Company, SkyWest Airlines, Atlantic Southeast and Express Jet, with responsibility for the common support areas of finance, treasury, investor relations and information technology. He also oversees the administration of the Company's contracts with its airline partners, and is responsible for the strategic planning and development opportunities of the Company.

        Mr. Rich joined the Company in 1987 as Corporate Controller and is a certified public accountant. He has served as the Company's Chief Financial Officer since 1991.

        Russell A. Childs, 43, was appointed President and Chief Operating Officer of SkyWest Airlines in April 2007. He is responsible for oversight of the safety and quality of SkyWest Airline's operations, including aircraft flight operations, maintenance and customer service. He also oversees SkyWest Airline's relationships with Delta Air Lines, Inc. ("Delta"), United Airlines, Inc. ("United") and AirTran Airways, Inc.

        Mr. Childs was initially employed with the Company in January 2001 as Senior Director/Controller and later that year was named Vice President/Controller. Prior to his employment with the Company, Mr. Childs worked in public accounting. Mr. Childs is a certified public accountant.

        Bradford R. Holt, 51, was appointed President and Chief Operating Officer of Atlantic Southeast in December 2007 and President and Chief Operating Officer of Express Jet in November 2010. He is responsible for oversight of the safety and quality of airline operations, including aircraft flight operations, maintenance, and customer service at Atlantic Southeast and ExpressJet. He also oversees each airline's relationship with the major airline partners, including Delta, United, and Continental Airlines, Inc.

        Prior to his appointment as President and Chief Operating Officer of Atlantic Southeast, Mr. Holt accumulated more than 26 years of aviation experience at SkyWest Airlines, where he was previously Vice President of Flight Operations and served in various leadership positions, including as a pilot.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Board adopted Corporate Governance Guidelines on August 2, 2005, which can be accessed at the Company's Web site, www.SkyWest.com. The Company's Corporate Governance Guidelines supplement the Company's Bylaws and the charters of the Board's committees. Excerpts from the principal sections of the Company's Corporate Governance Guidelines are noted below:

Director Independence

        At a minimum, the Board will have a majority of directors who meet the criteria for independence as required by The Nasdaq Global Select Market.

Director Qualifications

  Criteria for Membership

      The Company's Nominating and Corporate Governance Committee is responsible for annually reviewing with the Board the desired skills and characteristics of directors, as well as the composition of the Board as a whole.

  Terms and Limitations

      All directors currently stand for election each year. The Board does not believe it should establish a limit on the number of times that a director may stand for election.

  Retirement

      Directors are required to submit their resignation from the Board when their term expires upon reaching the age of 72 years old. The Board will accept the resignation unless the Nominating and Corporate Governance Committee recommends otherwise. Directors generally will not be nominated for election following their 72nd birthday.

  Ownership of Company Stock

      Directors are encouraged to own at least 5,000 shares of Common Stock. All directors of the Company currently own shares of Common Stock.

Director Responsibilities

  General Responsibilities

      The basic responsibility of directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders.

  Oversight of Management

      The Board is responsible to encourage the Company's management to effectively implement policies and strategies developed by the Board, and to provide dynamic leadership of the Company.

Board Meetings and Materials

  Frequency of Meetings

      The Board has four regularly scheduled meetings per year. As determined necessary by the Board and in order to address the Company's needs, special meetings of the Board are convened from time to time.

  Annual Evaluations

      The Nominating and Corporate Governance Committee conducts an annual evaluation to assess the Board's performance. Each of the Board's standing committees conducts an annual evaluation to assess the performance of the applicable committee.

  Executive Sessions of Independent Directors

      The Company's independent directors meet in executive session regularly, generally quarterly. The independent directors may either choose one director annually to serve as the Lead Director and to preside at all executive sessions or establish a procedure by which a Lead Director will be selected. The independent directors of the Company have chosen Mr. Udvar-Hazy to serve as the Lead Director.

Committees

        The Board has three standing committees: (1) Audit and Finance, (2) Compensation, and (3) Nominating and Corporate Governance.

Director Compensation

        The form and amount of director compensation is determined by the Board based on general principles established on the Nominating and Corporate Governance Committee's recommendation. These principles are in accordance with the policies and principles set forth in the Nominating and Corporate Governance Committee's charter and are consistent with rules established by The Nasdaq Global Select Market, including those relating to director independence and to compensation of Audit & Finance Committee members.

CEO Evaluation and Management Succession

        The Nominating and Corporate Governance Committee conducts an annual review to assess the performance of the Company's Chief Executive Officer. The Nominating and Corporate Governance Committee communicates the results of its review to the other directors in a meeting that is not attended by the Chief Executive Officer. The directors of the Company, excluding the Chief Executive Officer, review the Nominating and Corporate Governance Committee's report to assess the Chief Executive Officer's leadership in the long and short-term.

Board Leadership Structure

        Mr. Jerry C. Atkin currently serves as the Chairman of the Board and Chief Executive Officer of the Company. The Board and its Nominating and Corporate Governance Committee believe that the traditional practice of combining the roles of chairman of the board and chief executive officer currently provides the preferred form of leadership for the Company. Given Mr. Atkin's vast experience with the Company, the tremendous respect which he has earned from employees, business partners and shareholders, as well as other members of the regional aviation industry, and his proven leadership skills, the Board believes the best interests of the Company's shareholders are met by Mr. Atkin's continued service in both capacities. The Board believes Mr. Atkin's fulfillment of both responsibilities encourages clear accountability and effective decision-making, and provides strong leadership for the Company's employees and other stakeholders.

        Given the outstanding experience and qualifications the Company's directors contribute to the Board's activities, the Company has implemented a number of practices designed to encourage effective corporate governances. These practices, which are driven primarily by the Company's Corporate Governance Guidelines, include:

  •
  the requirement that at least a majority of the Company's directors meet the standards of independence applicable to the Company;

  •
  the election of a Lead Director, who is empowered to schedule and conduct meetings of the independent directors, communicate with the Chairman of the Board, disseminate information to the Board and raise issues with management on behalf of the independent directors when appropriate;

  •
  regular executive sessions of the Board and its committees, which are typically held in conjunction with each regularly scheduled Board and committee meeting and include individual sessions with representatives of the Company's independent registered public accounting firm, internal auditors and legal counsel; and

  •
  annual performance evaluations of the Company's Chief Executive Officer by the Nominating and Corporate Governance Committee.

        The Board believes no single leadership model is right for all companies at all times. The Board recognizes that, depending on the circumstances, other leadership models, such as a separate independent Chairman of the Board, may be appropriate. For approximately 17 years prior to

Mr. Atkin's appointment as Chairman of the Board, the Company separated the positions for the Chairman of the Board and the Chief Executive Officer. The independent directors and the Nominating and Corporate Governance Committee regularly review the Company's leadership structure and, depending on the Company's needs and the available resources, the Board may determine to modify the existing leadership structure.

Review and Access to Guidelines

        The Nominating and Corporate Governance Committee reviews the Company's Corporate Governance Guidelines at least annually, then, as it deems appropriate, recommends amendments to the Board.

Communications with the Board

        Shareholders and other interested parties may communicate with one or more directors or the non-management directors as a group in writing by regular mail. The following address may be used by those who wish to send such communications by regular mail:

      Board of Directors or Name of Individual Director(s)
      c/o Corporate Secretary
      SkyWest, Inc.
      444 South River Road
      St. George, UT 84790

Code of Ethics

        The Company has adopted a Code of Ethics for Directors and Senior Executive Officers, which is available on the Company's Web site, www.SkyWest.com. The Code of Ethics includes the following principles related to the Company's directors and executive officers:

  •
  Act ethically with honesty and integrity;

  •
  Promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with the Securities and Exchange Commission and other public communications;

  •
  Comply in all material respects with laws, rules and regulations of governments and their agencies;

  •
  Comply in all material respects with the listing standards of a stock exchange where the Company's shares are traded;

  •
  Respect the confidentiality of information acquired in the course of performing work for the Company, except when authorized or otherwise legally obligated to disclose the information; and

  •
  Not use confidential information of the Company for personal advantage or for the benefit of acquaintances, friends or relatives.

Risk Oversight

        The Board and each of its committees are involved in overseeing risk associated with the Company and its operations. The Board and the Audit and Finance Committees monitor the Company's credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with the internal auditors and the Company's independent accountants, the Audit and Finance Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The

Board and the Nominating and Corporate Governance Committee monitor the Company's governance and succession risk by regular review with management and outside advisors. The Board and the Compensation Committee monitor CEO succession and the Company's compensation policies and related risks by regular reviews with management and the Compensation Committee's outside advisors.

Whistleblower Hotline

        The Company has established a whistleblower hotline that enables employees, customers, suppliers and shareholders of the Company and its subsidiaries, as well as other interested parties, to submit confidential and anonymous reports of suspected or actual violations of the Company's Code of Ethics. The hotline number is (888) 273-9994.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

        Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and shareholders' meetings. The Board met six times during 2010, four of which were regularly-scheduled meetings and two of which were special telephonic meetings. All directors attended at least 75% of the meetings of the Board and of the committees on which he or she served during the year ended December 31, 2010. All of the Company's directors attended the Annual Meeting of the Company's Shareholders held on May 4, 2010.

Committees of the Board

        The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities: (1) Audit and Finance, (2) Compensation, and (3) Nominating and Corporate Governance. All the committees are comprised solely of non-employee, independent directors as defined by The Nasdaq Global Select Market listing standards. Charters for each committee are available on our website, www.SkyWest.com.

        The table below shows current membership for each of the standing Board committees.

Audit & Finance	Compensation	Nominating & Corporate Governance
James L. Welch*	Henry J. Eyring*	Ian M. Cumming*
Henry J. Eyring	Steven F. Udvar-Hazy	Steven F. Udvar-Hazy
Robert G. Sarver	Margaret S. Billson	Margaret S. Billson
Ian M. Cumming	Michael K. Young	James L. Welch

*
Committee Chair

Audit & Finance Committee

        The Audit and Finance Committee has four members and met five times during the year ended December 31, 2010. The Board has determined that Mr. Robert G. Sarver of the Audit and Finance Committee is an "audit committee financial expert" within the meaning established by the U.S. Securities and Exchange Commission.

        The Audit and Finance Committee's responsibilities, which are discussed in further detail in its charter, include the responsibility to:

  •
  Establish and implement policies and procedures for review and approval of the appointment, compensation and termination of the independent registered public accounting firm;

  •
  Review and discuss with management and the independent registered public accounting firm the audited financial statements of the Company and the Company's financial disclosure practices;

  •
  Pre-approve all audit and permissible non-audit fees;

  •
  Provide oversight of the Company's internal auditors;

  •
  Hold meetings periodically with the independent registered public accounting firm, the Company's internal auditors, and management to review and monitor the adequacy and effectiveness of reporting, internal controls, risk assessment and compliance with Company policies;

  •
  Review the Company's consolidated financial statements and related disclosures;

  •
  Review with management and the registered independent public accounting firm and approve disclosure controls and procedures and accounting principles and practices; and

  •
  Perform other functions or duties deemed appropriate by the Board.

        Additional information regarding the Audit and Finance Committee's processes and procedures is addressed below under the heading "Audit & Finance Committee Disclosure." The Report of the Audit & Finance Committee is set forth on page 43 of this Proxy Statement.

Compensation Committee

        The Compensation Committee has four members and met four times in 2010. The Compensation Committee's responsibilities, which are discussed in detail in its charter, include the responsibility to:

  •
  In consultation with the Company's senior management, establish the Company's general compensation philosophy and oversee the development and implementation of the Company's compensation programs;

  •
  Recommend the base salary, incentive compensation and any other compensation for the Company's Chief Executive Officer to the Board and review and approve the Chief Executive Officer's recommendations for the compensation of all other officers of the Company and its subsidiaries;

  •
  Administer the Company's incentive and stock-based compensation plans, and discharge the duties imposed on the Compensation Committee by the terms of those plans;

  •
  Review and approve any severance or termination payments proposed to be made to any current or former officer of the Company;

  •
  Prepare and issue the report of the Compensation Committee required by the rules of the Securities and Exchange Commission; and

  •
  Perform other functions or duties deemed appropriate by the Board.

        Additional information regarding the Compensation Committee's processes and procedures for consideration of executive compensation are addressed below under the Heading "Compensation Discussion and Analysis."

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee has four members and met once during 2010. The Nominating and Corporate Governance Committee's responsibilities, which are discussed in detail in its charter, include the responsibility to:

  •
  Develop qualifications and criteria for selecting and evaluating directors and nominees;

  •
  Consider and propose director nominees;

  •
  Make recommendations to the Board regarding Board compensation;

  •
  Make recommendations to the Board regarding Board committee memberships;

  •
  Develop and recommend to the Board corporate governance guidelines;

  •
  Facilitate an annual assessment of the performance of the Board and each of its standing committees;

  •
  Consider the independence of each director and nominee for director; and

  •
  Perform other functions or duties deemed appropriate by the Board.

Nomination Process

        The policy of the Nominating and Corporate Governance Committee is to consider properly submitted shareholder recommendations for candidates to serve as directors of the Company. In evaluating those recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria described below. Any shareholder wishing to recommend a candidate for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing indicating the candidate's qualifications and other relevant biographical information and provide confirmation of the candidate's consent to serve as a director. This information should be addressed to Jerry C. Atkin, Chairman and Chief Executive Officer of the Company, 444 South River Road, St. George, Utah 84790.

        As contemplated by the Company's Corporate Governance Guidelines, the Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, at least annually. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating and Corporate Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the Nominating and Corporate Governance Committee's perceptions about future issues and needs. Among the factors the Nominating and Corporate Governance Committee considers, which are outlined in the Corporate Governance Guidelines, are independence, diversity, age, skills, integrity and moral responsibility, policy-making experience, ability to work constructively with the Company's management and directors, capacity to evaluate strategy and reach sound conclusions, availability of time and awareness of the social, political and economic environment.

        The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through various means, including current directors, professional search firms, shareholder recommendations or other referrals. Candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. All director-nominee recommendations which are properly submitted to the Nominating and Corporate Governance Committee are aggregated and considered by the Nominating and Corporate Governance Committee at a meeting prior to the issuance of the proxy statement for the next annual meeting of shareholders. Any materials provided by a shareholder in connection with the recommendation of a director candidate are forwarded to the Nominating and Corporate Governance Committee, which considers the recommended candidate in light of the director qualifications discussed above. The Nominating and

Corporate Governance Committee also reviews materials provided by professional search firms, if applicable, or other parties in connection with a candidate who is not proposed by a shareholder. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Nominating and Corporate Governance Committee has, on occasion, engaged professional search firms to assist in identifying qualified candidates for Board service. When such firms have been engaged, the Nominating and Corporate Governance Committee has utilized their services principally for the purpose of identifying and screening potential candidates and conducting background research; however, the members of the Nominating and Corporate Governance Committee, as well as other directors of the Company, have conducted interviews with prospective candidates and have performed other functions in completing the nomination process.

Compensation Committee Interlocks and Insider Participation

        None of the individuals who served on the Compensation Committee during the year ended December 31, 2010, was an officer or employee of the Company in 2010 or any time prior thereto. None of the members of the Compensation Committee during the year ended December 31, 2010, had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. None of the executive officers of the Company served as a member of the Compensation Committee, or similar committee, of any other company whose executive officer(s) served as a director of the Company or the Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

        The following narrative compensation discussion and analysis provides information regarding the Company's executive compensation objectives, principles, practices and decisions as they relate to the following named executive officers of the Company (the "Executives"):

  •
  Jerry C. Atkin, Chairman of the Board and Chief Executive Officer of the Company, SkyWest Airlines, Atlantic Southeast and ExpressJet (the "Chief Executive");

  •
  Bradford R. Rich, Executive Vice President and Chief Financial Officer of the Company, SkyWest Airlines, Atlantic Southeast and ExpressJet (the "CFO");

  •
  Russell A. Childs, President and Chief Operating Officer of SkyWest Airlines; and

  •
  Bradford R. Holt, President and Chief Operating Officer of Atlantic Southeast and ExpressJet.

        The compensation discussion and analysis provides narrative perspective to the tables and disclosure in the tables following this section.

Compensation Objectives and Principles

        The overall objective of the Company's executive compensation programs is to create long-term value for the Company's shareholders by attracting and retaining talented executives that manage effectively and consistent with the long-term interest of shareholders.

        Accordingly, the executive compensation program incorporates the following principles:

  •
  The overall compensation package should encourage long-term focus and shareholder value creation.

  •
  Compensation should be competitive with other airlines in order to attract and retain talented executives.

  •
  Compensation should be based upon individual responsibility, leadership ability, and experience.

  •
  Compensation should reflect the fair market value of the services received.

  •
  A significant amount of total compensation should be performance-based, and should correlate to the Company's financial performance, as well as the achievement of operational and individual goals.

  •
  Compensation should not encourage the taking of undue, material risk.

Executive Compensation Procedures

        To attain the Company's executive compensation objectives and to implement the underlying compensation principles, the Company follows the following procedures:

        Role of the Committee.    The Compensation Committee of the Board of Directors (the "Committee") has responsibility for establishing and monitoring the executive compensation programs and for making decisions regarding executive compensation. The Chief Executive and the Company's Vice President of Planning and Corporate Secretary regularly attend the Committee meetings. The Committee also meets in executive session. The Committee recommends the compensation package of the Chief Executive to the Board of Directors, which then sets his compensation. The Committee also reviews the recommendations of the Chief Executive with respect to compensation of the other Executives, and after reviewing such recommendations, sets their compensation. The Committee also monitors, administers and approves awards under the various incentive compensation plans for all levels within the Company, including awards under the Company's annual bonus plan, 2006 Long-Term Incentive Plan and 2010 Long-Term Incentive Plan.

        The Committee relies on its judgment in making compensation decisions in addition to reviewing relevant information and results. When setting total compensation for each of the Executives, the Committee reviews tally sheets which show the Executive's current compensation, including base pay, annual bonus objectives, long-term, equity-based compensation objectives, and deferred compensation retirement funding.

        The Committee also occasionally evaluates surveys and other available data regarding the executive compensation programs of other regional and major air carriers. The Committee performed such a review in 2010 that included a review of the executive compensation practices of peer airlines Midwest, Pinnacle, Express Jet, Republic, Airtran, Jet Blue, Alaska, Southwest, US Airways, American, Delta Air Lines, and United. The executive compensation procedures and the Committee assessment process are designed to be flexible in an effort to promptly respond to the evolving business environment and individual circumstances.

        Role of Consultants.    Neither the Company nor the Committee has any contractual arrangement with any compensation consultant for determining the amount or particular form of any Executive's compensation. During 2010 the Company and Committee received advice from Frederic W. Cook & Co., Inc. ("F.W. Cook") with respect to the design and implementation of the Company's 2010 Long-Term Incentive Plan and with respect to executive compensation practices and trends generally and within the airline industry. The Company and Committee did not retain F.W. Cook or any other outside compensation consultant to make recommendations regarding or to determine, the specific amount or forms of compensation awarded to Executives in 2010. The Company and the Committee may, however, seek the advice of such consultants in the future. The Committee has sole authority to hire and fire outside compensation consultants.

        No Employment and Severance Agreements.    The Executives do not have employment, severance or change-in-control agreements, although the vesting of stock options, restricted stock, restricted stock units and performance units generally is accelerated upon a change in control of the Company. The Executives serve at the will of the Board of Directors, which enables the Board of Directors to terminate the employment of any Executive with discretion as to the terms of any severance. This is consistent with the Company's performance-based employment and compensation philosophy.

Elements of Compensation

        The Company's executive compensation objectives and principles are implemented through the use of the following principal elements of compensation, each discussed more fully below:

  •
  Salary

  •
  Annual Bonus

  •
  Long-Term Awards (of which, a majority are performance-based)

  •
  Retirement and other Benefits

        The compensation objectives for each Executive are more fully described in the following paragraphs. Actual compensation for the Executives for 2010 is reflected in the summary compensation table immediately following this section.

        Salary.    Salary is provided with the objective of paying for the underlying role and responsibility associated with the Executive's position, which the Committee believes allows the Company to attract and retain qualified executives. The Executives' salaries are set at levels that the Committee believes are generally competitive with the compensation paid to officers in similar positions at other airlines. Salary adjustments are considered annually and influenced by growth of the Company's operations, individual performance, changes in responsibility, changes in cost of living and other factors. The salaries of the Executives are set forth in the Summary Compensation Table set forth immediately following this section.

        Annual Bonus.    In an effort to encourage achievement of the Company's objectives, the Company maintains an annual performance-based bonus plan for the Executives. The combination of salary and annual bonuses is intended to result in a cash compensation package for each Executive that falls within competitive market standards when the performance measures and personal goals are met. The purpose of the bonus plan is to reward the Executives with an annual cash bonus in an amount that correlates (i) in substantial part to the level of "Net Income" (as defined below) of the Company and its operating subsidiaries achieved for the year; and (ii) to a lesser degree, to the achievement of specific individual, subjective and qualitative goals during the year. The annual bonus objective for each named executive is 60% of salary based on Net Income targets, and 20% of salary based on achievement of individual goals.

        Net Income-based Bonus Component.    Prior to the beginning of each year, the Committee establishes Net Income targets for the Company and each of the Company's airline operating subsidiaries. For purposes of setting Net Income targets and calculating actual Net Income results, "Net Income" is generally defined as the net income of the Company (or its applicable operating subsidiary), as set forth in the Company's consolidated financial statements, but with such periodic adjustments as the Committee determines are necessary to adjust for accounting timing differences such as the timing difference between engine overhaul expenses and the related revenue collected from the Company's major partners. As a result, Net Income for purposes of calculating the Annual Bonus payable to the Executives may differ from the net income of the Company reported in the Company's consolidated financial statements.

        A target bonus of 60% of salary is set for each Executive based upon the achievement of the Net Income targets. The annual bonus is adjusted proportionately for actual net income results greater or lesser than the Net Income targets.

        2010 Net Income Targets, Net Income Results and Net Income-based Bonuses.    The Net Income targets, actual Net Income results and corresponding Net Income-based bonus, for each Executive for the year ended December 31, 2010 are set forth below as a percentage of each Executive's salary.

	Net Income Target (in millions)	Net Income Results (in millions)	Net Income- Based Annual Bonus(1)
Objective (Percentage of Salary)			60.0%
Jerry C. Atkin	$116.9	$103.3	$53.0%
Bradford R. Rich	$116.9	$103.3	$53.0%
Russell A. Childs	$79.8	$77.8	$58.5%
Bradford R. Holt	$28.2	$18.6	$39.5%

(1)
Net Income-Based Annual Bonus = Net Income Results divided by the applicable Net Income Target, and multiplied by 60% objective

        The Committee believes Net Income is a key measure of the financial health of the Company, and reflects the Company's development of shareholder value.

        2010 Individual Goals Bonus Component.    The Executives also receive an annual bonus based on their achievement of individual goals established in advance each year, which goals are subjective and qualitative in nature. The targeted bonus is 20% of salary and the actual amount of the bonus payment is adjusted proportionately based on achievement of the individual goals. There are no minimum or maximum levels of performance with respect to such individual goals.

        The Committee has adopted this approach because it believes the use of individual goals allows awards to reflect the individual efforts and achievements of an Executive that may not be reflected by corporate net income performance. For fiscal year 2010, the Committee reviewed the individual qualitative goals for the Executives and made subjective determinations as to the extent to which such qualitative individual goals were achieved. The actual payout of the 20% bonus on annual salary related to individual goals was increased or decreased, as applicable, based on the Executive's achievement of his individual goals.

        For 2010, the individual goals for the Chief Executive included SkyWest Airlines and Atlantic Southeast qualitative operational performance goals, management development, new business development and development of a strategic plan. The goals for the Chief Financial Officer include supporting other finance department officers, developing best practices, ensuring no material weaknesses in the Company's financial controls, timely financial closings, relationship maintenance with major airline partners, develop proactive strategy and general corporate development. The goals for the Presidents of SkyWest Airlines and Atlantic Southeast included operational performance goals of satisfactory levels of on-time departures, on-time arrivals and flight completion. Their qualitative goals included the implementation of cost controls, leadership development, and new business development.

        The level of individual goals achieved, and the resulting annual bonus amounts payable to the Executives for 2010 were as follows:

	Average Individual Goals Results	Individual Goals Annual Bonus(1)
Objective (Percentage of salary)		20.0%
Jerry C. Atkin	104.1%	20.8%
Bradford R. Rich	102.1%	20.4%
Russell A. Childs	100.5%	20.1%
Bradford R. Holt	102.0%	20.4%

(1)
Individual Goals Annual Bonus = Average Individual Goals Results, multiplied by 20% objective

        Discretionary bonus.    In addition to the Net Income-based annual bonus and the individual goal annual bonus, the Committee also exercised discretion in 2010 and paid Bradford R. Holt, President of Atlantic Southeast and ExpressJet an additional $15,000 as a reward for the successful initial efforts related to the acquisition of ExpressJet.

        Amount of 2010 Annual Bonus—The total annual bonus amounts payable to the Executives for 2010 were: Mr. Atkin—$283,700; Mr. Rich—$205,000; Mr. Childs—$194,300; and Mr. Holt—$153,900. Those amounts are included in the Summary Compensation Table under the caption heading "Non-Equity Incentive Plan Compensation" and, in the case of the $15,000 discretionary bonus paid to Mr. Holt, the caption heading "Bonuses."

        Long-Term Awards.    On an annual basis, Executives are granted discretionary long-term incentive awards, in the form of stock options (with two-thirds of the options subject to additional performance-based vesting conditions), restricted stock units (or, from 2006 through 2009, shares of restricted stock), and performance units payable in cash.

        The long-term incentive grants are made to encourage the Executives to continue their engagement with the Company throughout the vesting periods of the awards and to align management and shareholder interests. In making awards to the Executives, the grant size and the appropriate combination of equity-based and deferred cash awards is considered. The Committee generally grants long-term incentive awards at its first meeting of each year. Except in the case of accelerated vesting upon a change in control of the Company, long-term incentive awards currently vest only if the Executive remains employed by the Company for three years from the date of grant. The Committee believes the three-year cliff-vesting schedule assists in retaining Executives and encourages the Executives to focus on the Company's long-term performance.

        In granting stock options, restricted stock units and restricted stock to the Executives, the Committee also considers the impact of the grant on the Company's financial performance, as determined in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC Topic 718). For long-term equity awards, the Company records expense in accordance with ASC Topic 718. The amount of expense recorded pursuant to ASC Topic 718 may vary from the corresponding compensation value used in determining the amount of the awards.

        Amount and Allocation of Grants—The total annual targeted long-term incentive grant value is 125% of salary and targeted annual bonus for the Chief Executive, and 100% of salary and targeted annual bonus for the other Executives. These targeted amounts were established to provide a competitive pay package and to ensure that a large portion of each Executive's compensation is based on continuing long-term service and correlated to the creation of shareholder value. This has been the

Committee's policy for several years, but is subject to review and continuation or modification each year by the Committee. The Chief Executive's targeted level of long-term incentive awards is higher than the targeted level of long-term incentive awards for other Executives since he has overall responsibility for the long-term success of the Company. Each Executive's 2010 long-term incentive award was allocated among three types of long-term grants, each with equal value, as follows: stock options, restricted stock units, and performance units payable in cash.

        The three types of awards were used in an effort to link the Executives' long-term incentive compensation with the creation of shareholder value. The value of stock options and restricted stock units is directly related to the value of the Common Stock. The Executives earn performance units payable in cash by meeting return on shareholder equity objectives that the Committee believes also lead to long-term shareholder value, but are not subject to short-term stock market volatility.

        Stock options, restricted stock unit and performance unit grants in 2010 were made pursuant to the 2006 Long-Term Incentive Plan, as shown in greater detail below in the table labeled "Grants of Plan Based Awards."

        Stock Options—Options (which include options which are subject to performance-based vesting conditions) are granted with an exercise price equal to the closing price per share on the date of grant and vest three years after the date of grant. Grants are made on a systematic schedule, generally one grant per year made at the first Committee meeting of each year.

        The purpose of the one-third weighting on stock options (including options subject to performance-based vesting conditions) is to tie a significant percentage of the award's ultimate value to increases in the stock price, thereby rewarding increased value to the shareholders. A stock option only has a value to the extent the value of the underlying shares on the exercise date exceeds the exercise price. Accordingly, stock options provide compensation only if the underlying share price increases over the option term and the Executive's employment continues through the vesting date.

        The size of the grant for each Executive is calculated by determining the number of shares with a theoretical future value equal to the targeted compensation for stock options, assuming each option will have a value equal to 33% of its exercise price. This value generally correlates to the ASC Topic 718 value of the awards.

        Restricted Stock Units—The Company also granted restricted stock units to the Executives in 2010. The restricted stock units awarded to an Executive entitle the Executive to receive a designated number of shares of Company common stock upon completion of a three-year vesting period, measured from the date of grant. Until the vesting date the shares underlying restricted stock units are not considered issued and outstanding. Accordingly, the Executive is not entitled to vote or receive dividends on the shares underlying his restricted stock units unless and until those restricted stock units vest. The purpose of the one-third restricted stock unit component is to support continued employment through volatile economic and stock market conditions, to manage dilution overhang, and to align officers' interests with maintaining shareholder value already created. The Committee believes this approach mitigates the incentive for Executives to take unnecessary risks and helps retain the Executives' expertise through continued employment. Recipients of restricted stock units do not pay for the underlying shares once the awards vest; however they must remain employed by the Company for three years to receive the underlying shares. Restricted stock unit awards provide the Executives with an indirect ownership stake in the Company and encourage the Executive to continue employment in order to receive the underlying shares. The compensation value of a restricted stock unit award does not depend solely on future stock price increases. Although its value may increase or decrease with changes in the stock price during the period before vesting, a restricted stock unit award will likely have value even without future stock price appreciation. Accordingly, restricted stock unit awards deliver significantly greater share-for-share compensation value at grant than do stock options, and the

Company can offer comparable grant date compensation value with fewer shares than if the grant were made solely with stock options. This results in less dilution of the outstanding shares of Common Stock.

        The annual award of restricted stock units to each Executive for 2010 consisted of the right to receive upon future vesting that number of shares of Company stock having a value on the date of grant equal to one-third of the Executive's aggregate, targeted level of long-term incentive compensation for 2010.

        Performance Units—The remaining component of each Executive's 2010 annual long-term incentive award was a performance unit award payable in cash. The targeted cash amount of each Executive's performance unit award was set at one-third of the Executive's aggregate, targeted level of long-term incentive compensation for 2010. The purpose of the performance unit awards is to reward achievement of a financial efficiency goal that supports shareholder value and reflects real performance without regard to stock market volatility. Under each Executive's performance unit award, a cash bonus is payable three years from the date of grant, based on the level of "Shareholder Return on Equity" (as defined below) earned in the year of grant, relative to the targeted level of Shareholder Return on Equity, and also subject to the Executive's continued employment through the date of payment. The 2010 Shareholder Return on Equity target was set as 8.36%, with the actual amount of cash bonus payable to each Executive to be prorated based upon the extent to which the Company's actual results varied from the target level of performance.

        The 2010 goal for each Executive (including the Presidents of the Company's operating subsidiaries) was based on the Shareholder Return on Equity for the entire Company. The Committee elected not to establish individual goals for the Presidents of the Company's operating subsidiaries because the Committee sought to encourage teamwork and the creation of long-term value for the Company's shareholders. For purposes of the 2010 performance equity grants, "Shareholder Return on Equity" was equal to shareholder return on equity, adjusted to exclude timing differences between engine overhaul expenses and the related revenue collected from the Company's major partners. Earned performance unit awards are paid in cash to reduce share dilution and emphasize the real economic cost of officer incentives. For each percentage point that the Shareholder Return on Equity is above or below the established target, the performance unit award is increased or decreased proportionately. The Company believes that the performance unit grant provides an effective long-term incentive for the Executives to act in the best interests of shareholders, by focusing on return on shareholder equity, which the Committee believes is one of the principal contributing factors to long-term shareholder value.

        For 2010, the actual Shareholder Return on Equity was calculated as 8.58%, versus the 8.36% targeted level of Shareholder Return on Equity. As a consequence, each Executive earned 102.6% of the targeted level of cash award underlying his performance units, subject to risk of forfeiture if the Executive terminates his employment (other than in connection with a change in control) prior to the third anniversary of the date of grant.

        The Shareholder Return on Equity target, actual Shareholder Return on Equity, target dollar value of performance units granted, and the resulting dollar value of performance units earned (subject to forfeiture if the three-year tenure-based vesting requirement is not met) for the year ended December 31, 2010 were as follows:

	Shareholder Return on Equity Target	Shareholder Return on Equity	Target Performance Units Grant Value	Performance Units Value Earned(1)
Jerry C. Atkin	8.36%	8.58%	$288,150	$295,640
Bradford R. Rich	8.36%	8.58%	$167,460	$171,815
Russell A. Childs	8.36%	8.58%	$148,320	$152,176
Bradford R. Holt	8.36%	8.58%	$139,066	$142,676

(1)
Performance Units Value Earned = Shareholder Return on Equity divided by Shareholder Return on Equity Target, multiplied by Target Performance Units Grant Value

        In 2010, the Company took additional measures to strengthen the performance- based nature of its long-term incentive award program by subjecting two-thirds of each Executive's stock option grant in 2010 to an additional performance-based vesting condition tied to the Shareholder Return on Equity attained in the year of grant (in addition to the applicable tenure-based three-year cliff vesting schedule). With respect to the two-thirds portion of the 2010 stock option grants that were subject to performance-based vesting, the targeted level of Shareholder Return on Equity for 2010 was 8.36%. All performance-based options granted in 2010 to Executives would have been forfeited if 2010 Shareholder Return on Equity had been less than 4.18%; forfeiture would have occurred on a pro-rated basis if Shareholders Return on Equity fell between 4.18% and 8.36%. The actual Shareholder Return on Equity for the year was 8.58%, which fully satisfied the performance-based vesting condition for 2010. The stock options remain subject to forfeiture, however, if the applicable Executive's employment terminates prior to the expiration of the third year from the date of grant (other than in connection with a change in control of the Company).

        The following table summarizes the number and nature of long-term awards granted to the Executives on February 3, 2010.

	Time Vested LTI		Performance-Contingent LTI
	Options	Shares/Stock Units	Options(1)	Shares/Stock Units	Other Units (Cash)(1)
Jerry C. Atkin	20,094	19,886	40,188	—	$288,150
Bradford R. Rich	11,678	11,557	23,356	—	$167,460
Russell A. Childs	10,343	10,236	20,686	—	$148,320
Bradford R. Holt	9,698	9,597	19,396	—	$139,066

(1)
Assumes attainment of 100% of target performance level.

Retirement Benefits.

        The Company and SkyWest Airlines sponsor a 401(k) retirement plan for all eligible employees, including the Executives. Atlantic Southeast also maintains a substantially equivalent 401(k) plan for its eligible employees, including its President. Both plans are broad based, tax-qualified retirement plans under which eligible employees, including the Executives, may make annual pre-tax salary reduction contributions subject to the various limits imposed under the Internal Revenue Code of 1986, as amended (the "Code"). The sponsoring employers make matching contributions under the plans on behalf of eligible participants; however the right of Executives and other officers to such matching contributions is limited. The Committee believes that maintaining the 401(k) retirement plans and providing a means to save for retirement is an essential part of a competitive compensation package necessary to attract and retain talented executives.

        The Company also maintains the SkyWest, Inc. 2002 Deferred Compensation Plan, a non-qualified deferred compensation plan for the benefit of officers and other highly compensated employees. The Chief Executive, CFO, and President of SkyWest Airlines participate in the deferred compensation plan. Atlantic Southeast also maintains a separate but similar non-qualified deferred compensation plan, the Atlantic Southeast Airlines, Inc. Executive Deferred Compensation Plan, for its highly compensated management employees, including the President of Atlantic Southeast. Under both such deferred compensation plans (the "Deferred Compensation Plans"), the employer credits each Executive's account with a discretionary employer contribution equal to 15% of salary and annual bonus. These amounts are included in the Summary Compensation Table under the column "All Other Compensation". Additional information on the Deferred Compensation Plans is found in the section "Non Qualified Deferred Compensation for 2010," below.

        The SkyWest Inc. 2002 Deferred Compensation Plan (but not the Atlantic Southeast Airlines, Inc. Executive Deferred Compensation Plan) also permits eligible executives, including the Executives, to elect in advance of each calendar year to defer up to 100% of their cash salary and annual bonus compensation for the year. None of the Executives elected to defer any portion of their salary or annual bonus, The Company and its subsidiaries do not maintain any defined benefit pension plans for the Executives.

        Other Benefits.    In additional to the benefits described above, the Company provides certain other benefits to the Executives that the Committee believes are generally consistent with the benefits provided to senior executives of other airlines. The Committee believes that those benefits, which are detailed in the footnotes to the Summary Compensation Table applicable to the heading "All Other Compensation" below, are reasonable, competitive and consistent with overall executive compensation objectives. Those benefits consist primarily of employer-paid premiums on health, dental and eye insurance, a personal automobile allowance, and use of Company owned recreational equipment. The Company does not provide Executives with a "tax gross-up" payment with respect to such other benefits.

        The Company and its subsidiaries also maintain a non-discriminatory, broad based program under which all full-time employees and their dependents, including the Executives and their dependents, may fly without charge on a space available basis on regularly scheduled flights of aircraft operated by the Company's operating airline subsidiaries.

Ownership Guidelines

        The Company maintains ownership guidelines for the Executives to encourage the alignment of their interests with the long-term interests of the s shareholders. Each Executive is required to maintain a minimum ownership interest in the Company. The guideline ownership level is a number of shares of Common Stock having a value equal to five times base salary for the Chief Executive, and three times base salary for the CFO and the Presidents of SkyWest Airlines and Atlantic Southeast. The Chief Executive and the CFO meet the guidelines. The Presidents of the operating subsidiaries have been in their positions for only a few years, and the Committee believes they are making progress towards the ownership guideline each year. The holdings of the Executives are summarized in the Security Ownership Table, below.

Deductibility of Executive Compensation

        Section 162(m) of the Code imposes a $1 million annual limit on the amount that a publicly-traded company may deduct for compensation paid to the company's principal executive officer during a tax year or to any of the company's three other most highly compensated executive officers who are still employed at the end of the tax year (other than the Company's principal financial officer). The limit does not apply to compensation that meets the requirements of Section 162(m) of the Code for "qualified performance-based compensation" (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by the Company's shareholders). The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. In certain situations, the Committee may approve compensation that will not meet the requirements of Code Section 162(m) in order to ensure competitive levels of total compensation for its executive officers. Stock option grants and long-term performance unit awards in 2010 were intended to constitute "qualified performance-based compensation" under Section 162(m) of the Code. The Company's 2010 restricted stock unit grants and performance-based annual bonuses, however, were not "qualified performance-based compensation."

Effect of Compensation on Risk

        Based on the Company's review of the various elements of the Company's executive compensation practices and policies, the Company believes its executive compensation policies and practices are designed to create appropriate and meaningful incentives for the Company's executive employees without encouraging excessive or inappropriate risk taking. Among other factors, the Company considered the following information:

  •
  The Company's compensation policies and practices are designed to include a significant level of long-term compensation, which discourages short-term risk taking.

  •
  The base salaries the Company provides to its employees are generally consistent with salaries paid for comparable positions in the Company's industry, and provide the Company's employees with steady income while reducing the incentive for employees to take risks in pursuit of short-term benefits.

  •
  The Company has established internal controls and adopted codes of ethics and business conduct, which are designed to reinforce the balanced compensation objectives established by the Committee.

  •
  The Company has adopted equity ownership guidelines for its executive officers, which the Committee believes discourages excessive risk-taking.

        Based on the review outlined above, the Company has concluded that the risks arising from the Company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

        The Committee has reviewed the foregoing compensation discussion and analysis and discussed with the Company's management the information set forth herein. Based on such review and discussions with management, the Committee recommended to the Board that the foregoing compensation discussion and analysis be included in this proxy statement.

The Compensation Committee

Henry J. Eyring, Chair
Margaret S. Billson
Steven F. Udvar-Hazy
Michael K. Young

SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation paid to or earned by each of the Executives for the years indicated.

(a)	(b)	(c)		(d)		(e)		(f)		(g)		(h)			(i)
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)			Total ($)
Jerry C. Atkin Chairman and Chief Executive Officer	2010 2009 2008	$ $ $	384,200 373,000 362,000		— — —	$ $ $	288,150 251,780 127,452	$ $ $	288,150 438,128 375,842	$ $ $	579,340 454,054 221,000	$ $ $	120,487 126,304 113,057	(4) (5) (6)	$ $ $	1,660,327 1,643,266 1,199,351
Bradford R. Rich Executive Vice President, Chief Financial Officer	2010 2009 2008	$ $ $	279,100 271,000 263,000		— — —	$ $ $	167,460 146,334 74,098	$ $ $	167,460 254,654 218,521	$ $ $	376,185 308,821 159,600	$ $ $	95,965 95,292 84,314	(7) (8) (9)	$ $ $	1,086,170 1,076,101 799,532
Russell A. Childs President and Chief Operating Officer—SkyWest Airlines, Inc.	2010 2009 2008	$ $ $	247,200 240,000 230,000		— — —	$ $ $	148,320 129,601 64,810	$ $ $	148,320 225,526 191,100	$ $ $	346,476 292,940 144,800	$ $ $	89,441 89,039 76,582	(10) (11) (12)	$ $ $	979,757 977,106 707,292
Bradford R. Holt President and Chief Operating Officer—Atlantic Southeast Airlines and ExpressJet	2010 2009 2008	$ $ $	231,800 225,000 200,000	$ $	15,000 25,000 —	$ $ $	139,080 121,493 56,347	$ $ $	139,080 210,105 166,178	$ $ $	281,576 221,075 114,500	$ $ $	77,148 74,780 68,344	(13) (14) (15)	$ $ $	883,684 877,453 605,369

(1)
Column (d) shows discretionary bonuses approved by the Compensation Committee and earned by Mr. Holt.

(2)
These columns show the full grant date fair market value of the options granted as computed under ASC Topic 718 and the expense attributable to restricted stock and restricted stock unit awards (excluding estimates for forfeitures in case of awards with service-based vesting). These amounts do not reflect the extent to which the Executive realized an actual financial benefit from the awards. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company's audited financial statements for the year ended December 31, 2010 which are included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(3)
The amounts in column (g) include the annual performance bonus amounts earned in the year indicated based on performance in that year and paid in the subsequent year. As described in the section entitled "Compensation Discussion and Analysis" above, annual performance bonuses payable to the Executives are calculated based upon the financial performance of the Company and/or its subsidiaries and also the achievement of individual goals. The target amount of each Executive's annual performance bonus opportunity for 2010 is reported in the "Grants of Plan-Based Awards for 2010" table below. The amounts of such annual performance bonuses actually earned in 2010 and paid in 2011 are: Mr. Atkin—$283,700; Mr. Rich—$205,000; Mr. Childs—$194,300; and Mr. Holt—$138,900.

The amounts in column (g) also include the amounts of performance unit awards granted in 2010 and earned based on 2010 shareholder return on equity, but payable in cash in 2013 and subject to forfeiture in the event of termination of employment within three years of the applicable date of grant in 2010. The target amount for each Executive's performance unit grant for 2010 is reported in the "Grants of Plan-Based Awards for 2010" table below. The amounts of those performance unit awards actually earned for 2010 were Mr. Atkin—$295,640; Mr. Rich—$171,815; Mr. Childs—$152,176; and Mr. Holt—$142,676.

(4)
All other compensation for Mr. Atkin for 2010 consists of: $100,185 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2010; $3,645 in employer-paid health insurance premiums; $11,485 for a personal vehicle lease; $4,075 for personal use of the Company's recreational equipment; and $1,097 in discretionary matching contributions under the SkyWest 401(k) Plan. Discretionary matching contributions under the SkyWest 401(k) Plan are paid to all participating employees.

(5)
All other compensation for Mr. Atkin for 2009 consists of: $99,510 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2009; $2,644 in employer-paid health insurance premiums; $15,161 for a personal vehicle lease; $3,189 for personal use of the Company's recreational equipment; $4,600 for country club dues; and $1,200 in discretionary matching contributions under the SkyWest 401(k) Plan. Discretionary matching contributions under the SkyWest 401(k) Plan are paid to all participating employees.

(6)
All other compensation for Mr. Atkin for 2008 consists of: $87,450 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2008; $2,567 in employer-paid health insurance premiums; $15,259 for a personal vehicle lease; $2,930 for personal use of the Company's recreational equipment; and, $4,851 country club dues.

(7)
All other compensation for Mr. Rich for 2010 consists of: $72,615 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2010; $4,166 in employer-paid health insurance premiums; $13,920 for a personal vehicle allowance; $4,166 for personal use of the Company's recreational equipment; and $1,189 in discretionary matching contributions under the SkyWest 401(k) Plan. Discretionary matching contributions under the SkyWest 401(k) Plan are paid to all participating employees.

(8)
All other compensation for Mr. Rich for 2009 consists of: $72,705 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2009; $4,149 in employer-paid health insurance premiums; $13,920 for a personal vehicle allowance; $3,189 for personal use of the Company's recreational equipment; and $1,329 in discretionary matching contributions under the SkyWest 401(k) Plan. Discretionary matching contributions under the SkyWest 401(k) Plan are paid to all participating employees.

(9)
All other compensation for Mr. Rich for 2008 consists of: $63,390 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2008; $4,074 in employer-paid health insurance premiums; $13,920 for a personal vehicle allowance; and, $2,930 for personal use of the Company's recreational equipment.

(10)
All other compensation for Mr. Childs for 2010 consists of: $66,225 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2010; $4,166 in employer-paid health insurance premiums; $13,966 for a personal vehicle lease; $4,075 for personal use of the Company's recreational equipment and $1,009 in discretionary matching contributions under the SkyWest 401(k) Plan. Discretionary matching contributions under the SkyWest 401(k) Plan are paid to all participating employees.

(11)
All other compensation for Mr. Childs for 2009 consists of: $67,305 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2009; $3,466 in employer-paid health insurance premiums; $13,965 for a personal vehicle lease; $3,189 for personal use of the Company's recreational equipment and $1,114 in discretionary matching contributions under the SkyWest 401(k) Plan. Discretionary matching contributions under the SkyWest 401(k) Plan are paid to all participating employees.

(12)
All other compensation for Mr. Childs for 2008 consists of: $56,220 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2008; $3,466 in employer-paid health insurance premiums; $13,966 for a personal vehicle lease; and, $2,930 for personal use of the Company's recreational equipment.

(13)
All other compensation for Mr. Holt for 2010 consists of: $57,885 of employer credits under the Atlantic Southeast Deferred Compensation Plan attributable to compensation earned for 2010; $3,905 in employer-paid health insurance premiums; $13,563 for a personal vehicle lease, and, $4,075 for personal use of the Company's recreational equipment.

(14)
All other compensation for Mr. Holt for 2009 consists of: $55,065 of employer credits under the Atlantic Southeast Deferred Compensation Plan attributable to compensation earned for 2009; $3,674 in employer-paid health insurance premiums; $12,852 for a personal vehicle lease, and, $3,189 for personal use of the Company's recreational equipment.

(15)
All other compensation for Mr. Holt for 2008 consists of: $47,175 of employer credits under the Atlantic Southeast Deferred Compensation Plan attributable to compensation earned for 2008; $3,170 in employer-paid health insurance premiums; $12,444 for a personal vehicle lease, and, $2,930 for personal use of the Company's recreational equipment; and $2,625 in matching contributions under the Atlantic Southeast 401(k) Plan. Discretionary matching contributions under the SkyWest 401(k) Plan are paid to all participating employees.

GRANTS OF PLAN-BASED AWARDS FOR 2010

        The following table provides information about non-equity based and equity- based plan awards granted to the Executives for the year ended December 31, 2010:

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) Target ($)	Estimated Possible Payouts Under Equity Incentive Plan Awards(1) Target (shares)	All Other Stock Awards: Number of Shares of Stock (shares)	All Other Option Awards: Number of Securities Underlying Options (shares)	Exercise Price of Options Awards ($S/share)(6)	Grant Date Full Fair Value(7)
Jerry C. Atkin	11-Nov-2009	(2)(3)	$307,360
	3-Feb-2010	(4)(5)	$288,150	40,188	19,886	20,094	$14.49	$873,486
Bradford R. Rich	11-Nov-2009	(2)(3)	$223,280
	3-Feb-2010	(4)(5)	$167,460	23,356	11,557	11,678	$14.49	$507,643
Russell A. Childs	11-Nov-2009	(2)(3)	$197,760
	3-Feb-2010	(4)(5)	$148,320	20,686	10,236	10,343	$14.49	$449,610
Bradford R. Holt	11-Nov-2009	(2)(3)	$185,440
	3-Feb-2010	(4)(5)	$139,066	19,396	9,597	9,698	$14.49	$421,572

(1)
Non-Equity Incentive Plan and Equity Incentive Plan awards for 2010 included no threshold or maximum amounts.

(2)
The Compensation Committee approved the grant of Non-Equity Incentive Plan Awards in the form of annual performance bonuses on November 11, 2009.

(3)
Annual performance bonuses earned for year 2010 and paid in 2011 are included in the "Non-Equity Incentive Plan Compensation" column for 2010 in the Summary Compensation Table and are as follows: Mr. Atkin—$283,700; Mr. Rich—$205,000; Mr. Childs—$194,300; and Mr. Holt—$128,900.

(4)
On February 3, 2010, the Company granted stock options, restricted stock and performance unit awards payable in cash pursuant to the 2006 Long-Term Incentive Plan. Each Executive's target level of performance unit grant is listed in column (c). Two-thirds of the shares underlying each Executive's stock option granted was a performance-based Equity Incentive Plan award and is listed in column (d). The remaining one-third of the shares underlying each Executive's stock option grant was not performance-based and is listed in column (f). The number of shares of Common Stock underlying each restricted stock unit award earned for 2010 and payable in 2013 is shown in column (e). All of the long-term incentive awards shown in columns (d) through (f) vest on the third anniversary of the date of grant (with earlier acceleration if the Executive is terminated in connection with a change in control).

(5)
Performance unit awards earned for year 2010 and payable in cash in 2013, subject to risk of forfeiture if the Executive's employment terminates (other than in connection with a change in control) prior to the third anniversary of the date of grant, are included in the "Non-Equity Incentive Plan Compensation" column for 2010 in the Summary Compensation Table and are as follows: Mr. Atkin—$295,640; Mr. Rich—$171,815; Mr. Childs—$152,176; and Mr. Holt—$142,676.

(6)
The exercise price of the options of $14.49 per share was the market closing price of the Common Stock on the date of grant.

(7)
Column (h) shows the full grant date fair market value of the options granted in 2010 as computed under ASC Topic 718 and the expense attributable to restricted stock unit awards granted in 2010 (excluding the effect of estimates for forfeitures). Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company's audited financial statements for the year ended December 31, 2010, which are included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

OUTSTANDING EQUITY AWARDS AT YEAR-END

        This table provides information on the year-end 2010 holdings of stock options and other stock awards (restricted stock and restricted stock units) by the Executives.

	Option Awards					Stock Awards
(a) Name	(b) Number of Securities Underlying Unexercised Options Exercisable (#)	(c) Number of Securities Underlying Unexercised Options Unexercisable (#)		(d) Option Exercise Price ($)	(e) Option Expiration Date(4)	(f) Number of Shares or Share Units That Have Not Vested (#)		(g) Market Value of Shares or Share Units That Have Not Vested(5) ($)
Jerry C. Atkin	104,000	—		$25.950	8-May-11	—		—
	104,000	—		$26.240	5-Feb-12	—		—
	94,540	—		$10.570	4-Feb-13	—		—
	104,000	—		$19.180	3-Feb-14	—		—
	188,000	—		$17.110	1-Feb-15	—		—
	61,100	—		$23.800	2-May-13	—		—
	59,281	—		$26.840	6-Feb-14	—		—
	—	59,281	(1)	$25.800	6-Feb-15	4,940	(1)	$77,163
	—	99,124	(2)	$15.240	4-Feb-16	16,521	(2)	$258,053
	—	60,282	(3)	$14.490	3-Feb-17	19,886	(3)	$310,619
Bradford R. Rich	50,000	—		$25.950	8-May-11	—		—
	50,000	—		$26.240	5-Feb-12	—		—
	50,000	—		$10.570	4-Feb-13	—		—
	50,000	—		$19.180	3-Feb-14	—		—
	100,000	—		$17.110	1-Feb-15	—		—
	35,400	—		$23.800	2-May-13	—		—
	34,467	—		$26.840	6-Feb-14	—		—
	—	34,467	(1)	$25.800	6-Feb-15	2,872	(1)	$44,861
	—	57,614	(2)	$15.240	4-Feb-16	9,602	(2)	$149,989
	—	35,034	(3)	$14.490	3-Feb-17	11,557	(3)	$180,520
Russell Childs	5,243	—		$25.950	8-May-11	—		—
	4,000	—		$26.240	5-Feb-12	—		—
	40,000	—		$17.110	1-Feb-15	—		—
	8,800	—		$23.800	2-May-13	—		—
	8,589	—		$26.840	6-Feb-14	—		—
	13,597	—		$27.368	6-Feb-14	—		—
	—	13,142	(1)	$25.800	6-Feb-15	2,512	(1)	$39,231
	—	51,024	(2)	$15.240	4-Feb-16	8,504	(2)	$124,530
	—	31,029	(3)	$14.490	3-Feb-17	10,236	(3)	$149,905
Bradford R. Holt	48,000	—		$17.110	1-Feb-15	—		—
	8,800	—		$23.800	8-May-13	—		—
	8,867	—		$26.840	6-Feb-14	—		—
	—	26,211	(1)	$25.800	6-Feb-15	2,184	(1)	$34,114
	—	47,835	(2)	$15.240	4-Feb-16	7,972	(2)	$134,894
	—	29,094	(3)	$14.490	3-Feb-17	9.597	(3)	$139,061

(1)
Awards vested on February 6, 2011.

(2)
Awards vest on February 4, 2012.

(3)
Awards vest on February 3, 2013.

(4)
Stock options awarded through 2005 expire ten years from date of grant. Stock options granted in 2006 and after expire seven years from date of grant.

(5)
Based on market closing price per share of Common Stock of $15.62 on December 31, 2010.

 OPTION EXERCISES AND STOCK VESTED

        Stock options exercised and shares of restricted stock that vested for the Executives during the year ended December 31, 2010 are outlined below.

	Option Awards		Stock Awards
(a) Name	(b) Number of Shares Acquired On Exercise (#)(1)	(c) Value Realized on Exercise ($)	(d) Number of Shares Acquired on Vesting (#)	(e) Value Realized on Vesting ($)
Jerry C. Atkin	—	—	4,940	$68,468
Bradford R. Rich	—	—	2,872	$39,806
Russell A. Childs	—	—	2,207	$30,589
Bradford R. Holt	—	—	2,217	$30,728

(1)
No stock options were exercised by Executives during the year ended December 31, 2010.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2010

        Pursuant to the SkyWest Deferred Compensation Plan and the Atlantic Southeast Deferred Compensation Plan, covered Executives may elect prior to the beginning of each calendar year to defer the receipt of base salary and annual performance bonuses earned for the ensuing calendar year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable Executive, which account is deemed invested in and earns a rate of return based upon certain notational, self-directed investment options offered under the applicable plan.

        Each Executive's account under the SkyWest Deferred Compensation Plan and Atlantic Southeast Deferred Compensation Plan, as applicable, is also credited with a discretionary employer contribution monthly, whether or not the Executive contributes. For 2010 that discretionary employer contribution was 15% of the Executive's salary and annual bonus. Participant account balances under the SkyWest and Atlantic Southeast Deferred Compensation Plans are fully vested and will be paid by the Company to each Executive upon retirement or separation from employment, or on other specified dates, in a lump sum form or in installments according to a schedule elected in advance by the Executive.

        The following table provides information regarding the SkyWest Deferred Compensation Plan for the Executives for the year ended December 31, 2010.

(a) Name(1)	(b) Executive Contributions in Last Year ($)	(c) Registrant Contributions in Last Year ($)(2)	(d) Aggregate Earnings in Last Year ($)(3)	(e) Aggregate Withdrawals/ Distributions in Last Year ($)	(f) Aggregate Balance at Last Year End ($)
Jerry C. Atkin	—	$101,802	$235,152	—	$1,893,506
Bradford R. Rich	—	$76,256	$111,979	—	$1,058,338
Russell A. Childs	—	$70,469	$45,599	—	$441,338
Bradford R. Holt	—	$0	$40,749	—	$500,164

(1)
For 2010, Messrs. Atkin, Rich and Childs were covered by the SkyWest Deferred Compensation Plan only and Mr. Holt was covered by both the SkyWest Deferred Compensation Plan (as to contributions for years prior to 2009 and earnings thereon only) and the Atlantic Southeast Deferred Compensation Plan (with respect to contributions for 2009 and 2010 and earnings thereon).

(2)
The amounts in column (c) reflect the amounts of employer contributions credited under the applicable deferred compensation plan for 2010 at the rate of 15% of each Executive's 2010 base salary and 2009 bonus which was paid in 2010. The amounts reported in column (c) are also included in the amounts reported in the "Other Compensation" column of the Summary Compensation Table appearing above.

(3)
The amounts in column (d) reflect the notational earnings during 2010 credited to each Executive's account under the SkyWest Deferred Compensation Plan. These amounts are not reported in the Summary Compensation Table because they are based on market rates determined by reference to mutual funds that are available to participants in the SkyWest 401(k) Plan or otherwise broadly available.

        The table below shows the funds available for notational investment under the SkyWest Deferred Compensation Plan, and the annual rate of return for the calendar year ended December 31, 2010:

Name of Fund	Rate of Return
NVIT Money Market Fund Class I	0.00%
PIMCO VIT Total Return Admin	8.12%
PIMCO VIT Real Return Admin	8.11%
Alliance Bernstein VPS Growth & Income A	13.09%
Dreyfus Stock Index Initial	14.84%
Oppenheimer VA Capital Appreciation NS	9.42%
NVIT Mid Cap Fund Class I	26.20%
Royce Capital Small Cap	20.52%
Ivy VIP Small Cap Growth	28.85%
Dreyfus VIF International Value	4.45%

        The following table provides information regarding the Atlantic Southeast Deferred Compensation Plan for Mr. Holt for 2010.

(a) Name	(b) Executive Contributions in Last Year ($)	(c) Registrant Contributions in Last Year ($)(1)	(d) Aggregate Earnings in Last Year ($)(2)	(e) Aggregate Withdrawals/ Distributions in Last Year ($)	(f) Aggregate Balance at Last Year End ($)
Bradford R. Holt	—	$56,860	$4,653	—	$148,098

(1)
The amount in column (c) reflects the employer contributions credited in 2010 at the rate of 15% of Mr. Holt's 2010 base salary and 2009 bonus which was paid in 2010. The amount reported in column (c) is also included in the amount reported in the "Other Compensation" column of the Summary Compensation Table appearing above.

(2)
The amounts in column (d) reflect the notational earnings during 2010 credited to Mr. Holt's account under the Atlantic Southeast Deferred Compensation Plan. This amount is not reported in the Summary Compensation Table because it is based on market rates determined by reference to mutual funds that are available to participants in the Atlantic Southeast 401(k) Plan or, in certain cases, otherwise broadly available.

        The table below shows the funds available under the Atlantic Southeast Deferred Compensation Plan, and the annual rate of return for the calendar year ended December 31, 2010:

Name of Fund	Rate of Return
American Century Equity Income-Inv	13.29%
American Century International Growth-Inv	13.70%
American Century Premium Money Market-Inv	0.01%
American Century Short-Term Government-Inv	2.27%
American Century Strategic Aggressive-Inv	15.31%
American Century Strategic Conservative-Inv	9.70%
American Century Strategic Moderate-Inv	12.75%
American Century Ultra-Inv	16.56%
American Century Value-Inv	13.41%
Buffalo Small Cap	16.59%
JP Morgan Equity Index-Select	14.82%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The information below describes and quantifies certain payments or benefits that would be payable under the existing plans and programs of the Company and its subsidiaries if an Executive's employment had terminated on December 31, 2010, or the Company had undergone a change in control on December 31, 2010. These benefits are in addition to benefits generally available to all salaried employees of the Company in connection with a termination of employment, such as distributions from the 401(k) Plans, disability and life insurance benefits, the value of employee-paid group health plan continuation coverage under the Consolidated Omnibus Reconciliation Act, or "COBRA" and accrued vacation pay. The Executives do not have any other severance benefits, severance agreements or change-in-control agreements.

        Accelerated Vesting of Stock Options and Stock Awards Upon Change In Control.    Under the Company's long-term incentive plans, all outstanding stock options, shares of restricted stock, restricted stock units and performance units held by an Executive on December 31, 2010, would become fully vested upon a "change in control" without regard to whether the Executive terminated employment in connection with or following the change in control. The Company's long-term incentive plans generally define a "change in control" as any of the following events: (i) the acquisition by any person of 50% or more of the Company's voting shares, (ii) replacement of a majority of the Company's directors within a two-year period under certain conditions, or (iii) shareholder approval of a merger in which the Company is not the surviving entity, sale of substantially all of the Company's assets or liquidation. The following table shows for each Executive the intrinsic value of his unvested stock option, unvested restricted stock and unvested restricted stock units and performance units as of December 31, 2010, that would have been accelerated had a change in control of the Company occurred on that date, calculated by multiplying the number of underlying shares by the closing price of the Common Stock on the last trading day of 2010 ($15.62 per share) and, in the case of stock options, by then subtracting the applicable option exercise price. The Company has not agreed to provide any Executive with any gross-up or reimbursement for excise taxes imposed on "excess parachute payments" under Section 280G of the Code.

Name	Early Vesting of Stock Options	Early Vesting of Restricted Stock	Early Vesting of Restricted Stock Units	Early Vesting of Performance Units
Jerry C. Atkin	$112,126	$258,053	$612,741	$759,296
Bradford R. Rich	$65,352	$144,989	$361,790	$446,935
Russell A. Childs	$57,728	$132,832	$313.368	$388,816
Bradford R. Holt	$54,330	$124,530	$303,387	$379,307

        Deferred Compensation.    If an Executive had his terminated employment with the Company on December 31, 2010, the Executive would have become entitled to receive the balance in his account under the applicable deferred compensation plan. Distribution would be made in the form of a lump sum or in installments, and in accordance with the distributions schedule elected by the Executive under the applicable plan. The 2010 year-end account balances under those plans are shown in column (e) in the applicable Nonqualified Deferred Compensation Tables set forth above. An Executive's account balance would continue to be credited with notational investment earnings or losses through the date of actual distribution.

DIRECTOR COMPENSATION

        The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required by the Company of its directors. Each director is encouraged to own at least 5,000 shares of Common Stock, which had a value of approximately $78,100 as of December 31, 2010. All of the Company's directors own shares of Common Stock.

Cash Compensation Paid to Directors

        For the year ended December 31, 2010, all directors who were not employees of the Company received an annual cash retainer of $32,000 and attendance fees of $1,700 for each in-person Board meeting attended, $1,600 for each in-person Audit & Finance Committee meeting attended, $1,300 for each in-person Compensation Committee meeting attended and $1,300 for each in-person Nominating and Corporate Governance Committee meeting attended. Non-employee directors who participated in telephonic meetings of the Board or its committees were also paid $850 for each telephonic Board meeting, $800 for each telephonic Audit & Finance Committee meeting, $750 for each telephonic Compensation Committee meeting and $750 for each telephonic Nominating and Corporate Governance Committee meeting. The Chairman of the Audit & Finance Committee was paid an annual fee of $15,000, the Chairman of the Compensation Committee was paid an annual fee of $5,000, the Chairman of Nominating and Corporate Governance Committee was paid an annual fee of $4,000, and the Lead Director was paid an annual fee of $4,000. In addition, the Company paid to Steven F. Udvar-Hazy, a director of the Company, an industry expert fee of $6,000 during the year ended December 31, 2010. Jerry C. Atkin, Chairman of the Board and an employee of the Company, received no compensation for his service on the Board.

Stock Awards

        Each non-employee director receives a stock award annually. On February 3, 2010, each of the non-employee directors received an award of 3,451 shares of Common Stock, representing $50,000 of value based on the closing price of the Common Stock on the date of award. The Company did not grant stock options to its non-employee directors in 2010.

DIRECTOR SUMMARY COMPENSATION TABLE FOR 2010

        The table below summarizes the compensation paid by the Company to its non-employee directors for the year ended December 31, 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J. Ralph Atkin	$64,450	$50,000	—	—	—	$114,450
Margaret S. Billson	$45,150	$50,000	—	—	—	$95,150
Ian M. Cumming	$50,450	$50,000	—	—	—	$100,450
Henry J. Eyring	$58,350	$50,000	—	—	—	$108,350
Robert G. Sarver	$46,850	$50,000	—	—	—	$96,850
Steven F. Udvar-Hazy	$57,715	$50,000	—	—	—	$107,715
James L. Welch	$51,900	$50,000	—	—	—	$101,900
Michael K. Young	$45,150	$50,000	—	—	—	$95,150

(1)
Jerry C. Atkin, the Chairman of the Board and Chief Executive Officer of the Company, is not included in the foregoing table as he is an employee of the Company and receives no monetary compensation for his services as Chairman of the Board.

(2)
Represents the closing price of the Common Stock awarded on the grant date of February 3, 2010, of $14.78 per share, multiplied by the 3,451 shares granted to each non-employee director. That amount is the aggregate grant date fair market value of awards as computed under ASC Topic 718. All such shares of Common Stock are fully vested.

(3)
As of December 31, 2010, each of the following non-employee directors of the Company held unexercised options to purchase the following number of shares of Company Common Stock: J. Ralph Atkin: 44,000; Ian M. Cumming: 48,000; Henry J. Eyring: 22,500; Robert G. Sarver: 48,000; Steven F. Udvar-Hazy: 40,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Directors and Executive Officers

        The following table sets forth the beneficial ownership of the Common Stock as of March 1, 2011, for each director and nominee for director, each Executive, and by all directors (including nominees) and Executives of the Company as a group.

Name	Common Stock	Options Exercisable	Unvested Restricted Shares and Restricted Stock Units	Total	Beneficial Ownership(1)
Jerry C. Atkin	1,544,823	670,202	55,749	2,270,774	4.3%
Bradford R. Rich	27,268	354,334	32,764	414,366	(2)
Russell A. Childs	3,124	105,128	30,773	139,025	(2)
Bradford R. Holt	3,695	91,878	29,611	125,184	(2)
Robert G. Sarver	35,211	40,000		75,211	(2)
Ian M. Cumming	33,211	40,000		73,211	(2)
J. Ralph Atkin	18,211	36,000		54,211	(2)
Steven F. Udvar-Hazy	20,811	32,000		52,811	(2)
Henry J. Eyring	14,271	14,500		28,771	(2)
Margaret S. Billson	13,411	—		13,411	(2)
James L. Welch	13,411	—		13,411	(2)
Michael K. Young	6,804	—		6,804	(2)
All officers and directors as a group (13 persons)	1,734,251	1,384,042	148,897	3,267,190	6.1%

(1)
Based on 53,769,053 shares outstanding as of March 1, 2011.

(2)
Less than one percent of the number of shares outstanding as of March 1, 2011.

Security Ownership of Other Beneficial Owners

        As of March 1, 2011, the Company's records and other information available from outside sources indicated that the following shareholders were beneficial owners of more than five percent of the outstanding shares of Common Stock. The information following is as reported in their filings with the Securities and Exchange Commission. The Company is not aware of any other beneficial owner of more than 5% of the Common Stock.

	Amount of Beneficial Ownership
	Common Stock
Name	Shares	Percent of Class
Tradewinds Global Investors, LLC	5,540,743	10.3%
2049 Century Park East Los Angeles, CA 90067
Dimensional Fund Advisors LP	4,340,956	8.1%
6300 Bee Cave Road Austin, TX 78746
Franklin Resources Inc.	3,565,726	6.6%
One Franklin Parkway San Mateo, CA 94403
Allianz Global Investors of America LP	2,732,800	5.1%
800 Newport Center Drive Newport Beach, CA 92600
Vanguard Group Inc.	2,717,059	5.1%
PO Box 2600 Valley Forge, PA 19482-2600

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

        Section 14A of the Securities Exchange Act of 1934, as amended ("Section 14A"), which was enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that the Company provide its shareholders with the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the Executives (referred to as a "Say-on-Pay" proposal) as disclosed in this Proxy Statement.

        Accordingly, the following resolution will be submitted to the Company's shareholders for approval at the Meeting:

  "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Executives, as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure."

As described in detail under the heading "Compensation Discussion and Analysis," the Board believes the Company's compensation of the Executives achieves the primary goals of (i) attracting and retaining experienced, well-qualified executives capable of implementing the Company's strategic and operational objectives, (ii) aligning management compensation with the creation of shareholder value on an annual and long-term basis, and (iii) linking a substantial portion of the Executives' compensation with long-term Company performance and the achievement of pre-determined goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Board encourages you to review in detail the Compensation Discussion and Analysis beginning on page [    ] of this Proxy Statement and the executive compensation beginning on page [    ] of this Proxy Statement. In light of the information set forth in such sections of this Proxy Statement, the Board believes the compensation of the Executives for the fiscal year ended December 31, 2010, was fair and reasonable and that the Company's compensation programs and practices are in the best interests of the Company and its shareholders.

        The vote on this Say-on-Pay resolution is not intended to address any specific element of compensation; rather, the vote relates to all aspects of the compensation of the Executives, as described in this Proxy Statement. While this vote is only advisory in nature, which means that the vote is not binding on the Company, the Board or the Compensation Committee (which is composed solely of independent directors), the Board and the Compensation Committee value the opinion of the Company's shareholders and will consider the outcome of the vote when addressing future compensation arrangements.

Voting

        Approval of the resolution above (on a non-binding, advisory basis) requires that the number of votes cast at the Meeting, in person or by proxy, in favor of the resolution exceeds the number of votes cast in opposition to the resolution.

The Board and the Compensation Committee Recommend that Shareholders Vote FOR Approval of the Compensation of the Executives, as disclosed in this Proxy Statement.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF
FUTURE VOTES ON EXECUTIVE COMPENSATION

Background

        Section 14A also provides that the Company's shareholders must be given the opportunity to vote on an advisory (non-binding) basis for their preference as to how frequently the Company should consider future Say-on-Pay proposals at its annual meetings of shareholders (referred to as a "Say-on-Frequency" vote). This Proposal 3 gives the Company's shareholders the opportunity to indicate whether they would prefer that the Company's shareholders address future Say-on-Pay proposals once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

        The Board values dialogue with its shareholders on executive compensation and other important corporate governance matters. The Board believes that addressing a Say-on-Pay proposal in the Company's annual meeting once every three years will achieve an appropriate balance between fostering such dialogue and affording sufficient time to evaluate the merits of the Company's overall compensation philosophy, policies and practices in the context of the Company's long-term business results for the corresponding period and any changes made in response to the outcome of a prior Say-on-Pay proposal. The Board also believes that holding an advisory vote every three years will avoid over-emphasis on short-term variations in compensation and business results. In general, the Company's compensation programs are straightforward, weighted toward performance, and do not tend to materially change from year to year. Consequently, the Board believes that an annual shareholder vote on executive compensation, or a vote every two years, will likely become a referendum in hindsight on executive compensation paid for the prior year as opposed to a vehicle that provides the Board meaningful insight into the effectiveness of the Company's executive compensation programs.

        Similar to the Say-on-Pay proposal, this vote is only advisory in nature and will not bind the Company or the Board to adopt any particular frequency. However, the Board values the opinion of the Company's shareholders and will consider the outcome of the vote when determining how frequently to address future Say-on-Pay proposals. Regardless of the outcome of this Say-on-Frequency vote, the Board may decide that it is in the best interests of the Company's shareholders and the Company to include a Say-on-Pay proposal in the Company's proxy statement more or less frequently than the frequency receiving the most votes cast by the Company's shareholders in this vote.

Voting

        The proxy card allows you to vote for one of four choices: holding the advisory vote on executive compensation every one, two or three years, or abstaining from voting. Therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board, but will instead be casting their vote for the voting frequency they prefer.

The Board Recommends that Shareholders Vote for the Option of Once every THREE YEARS as the Preferred Frequency for Future Shareholder Advisory Votes on Executive Compensation.

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit and Finance Committee has recommended and approved the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm (independent auditors) to examine the consolidated financial statements of the Company for the year ending December 31, 2011. The Company is seeking shareholder ratification of such action.

        It is expected that representatives of Ernst & Young LLP will attend the Meeting and be available to make a statement or respond to appropriate questions.

The Board and the Audit and Finance Committee Recommend that Shareholders
Vote FOR the Ratification of Appointment of
Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm
(Independent Auditors).

AUDIT & FINANCE COMMITTEE DISCLOSURE

Who served on the Audit and Finance Committee?

        The members of the Audit and Finance Committee as of December 31, 2010, were James L. Welch (Chair), Henry J. Eyring, Robert G. Sarver and Ian M. Cumming. Each member of the Audit and Finance Committee has been determined by the Board to be independent under the rules of the Securities and Exchange Commission and The Nasdaq Global Select Market. The Board has determined that Robert G. Sarver, who served on the Audit and Finance Committee throughout the year ended December 31, 2010, is an "audit committee financial expert" as defined in Item 401(h) (2) of Regulation S-K promulgated under the Exchange Act.

What document governs the activities of the Audit and Finance Committee?

        The Audit and Finance Committee acts under a written charter, which sets forth its responsibilities and duties, as well as requirements for the Audit and Finance Committee's composition and meetings. The Audit and Finance Committee charter is available on the Company's website at www.SkyWest.com, and is also available in print, free of charge, upon request. Requests for a printed copy of the Audit and Finance Committee charter should be submitted to Eric D. Christensen, Corporate Secretary of the Company, at 444 South River Road, St. George, Utah 84790.

How does the Audit and Finance Committee conduct its meetings?

        During the year ended December 31, 2010, the Audit and Finance Committee met with the senior members of the Company's financial management team at each of its regular scheduled quarterly meetings. The Audit and Finance Committee also met with representatives of Ernst & Young, LLP ("E&Y"), the Company's independent registered public accounting firm, at each of its in-person meetings and met with representatives of Protiviti, Inc. ("Protiviti"), the Company's principal internal auditor, at several of its meetings. Agendas for the Audit and Finance Committee's meetings are established by the Chairman of the Audit and Finance Committee, after consultation with the Company's Chief Financial Officer. At those meetings, the Audit and Finance Committee reviewed and discussed the Company's financial performance, financial reporting practices, various financial and regulatory issues, accounting and financial management issues, developments in the accounting profession, as well as the Company's industry, risk management and a summary of calls received on the Company's anonymous reporting line. The Audit and Finance Committee also had separate, executive sessions from time to time with representatives of E&Y, the Company's Chief Financial Officer, Protiviti and the Company's legal counsel, at which meetings candid discussions of financial management, accounting, internal controls and legal and compliance issues took place. Additionally, the Chairman of the Audit and Finance Committee had separate discussions regularly with the Chief Financial Officer and representatives of E&Y, Protiviti and the Company's legal counsel.

Does the Audit and Finance Committee review the periodic reports and other public financial disclosures of the Company?

        The Audit and Finance Committee reviews each of the Company's quarterly and annual reports, including Management's Discussion and Analysis of Financial Condition and Results of Operations. As part of its review, the Audit and Finance Committee discusses the reports with the Company's management and independent registered public accounting firm and considers the audit and review reports prepared by the independent registered public accounting firm about the Company's quarterly and annual reports, as well as related matters such as the quality (and not just the acceptability) of the Company's accounting practices, alternative methods of accounting under generally accepted accounting principles in the United States ("GAAP") and the preferences of the independent registered public accounting firm in this regard, the Company's critical accounting policies and the clarity and completeness of the Company's financial and other disclosures.

Did the Audit and Finance Committee play any role in connection with the Company's report on internal controls?

        The Audit and Finance Committee reviewed management's report on internal control over financial reporting, required under Section 404 of the Sarbanes Oxley Act of 2002 and related rules. As part of this review, the Audit and Finance Committee reviewed the bases for management's conclusions in that report, and also reviewed the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the year ended December 31, 2010, the Audit and Finance Committee reviewed management's plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of any such deficiencies.

What is the role of the Audit and Finance Committee in connection with the financial statements and controls of the Company?

        Management of the Company has primary responsibility for the Company's financial statements and internal control over the Company's financial reporting. The Company's independent registered public accounting firm has responsibility for the integrated audit of the Company's financial statements and internal control over financial reporting. It is the responsibility of the Audit and Finance Committee to oversee financial and control matters, among other responsibilities fulfilled by the Audit and Finance Committee under its charter. The Audit and Finance Committee meets regularly with representatives of E&Y and Protiviti, without the presence of management, to ensure candid and constructive discussions about the Company's compliance with accounting standards and best practices among public companies comparable in size and scope to the Company. The Audit and Finance Committee also regularly reviews with its outside advisors material developments in the law and accounting literature that may be pertinent to the Company's accounting financial reporting practices.

Does the Audit and Finance Committee have any policy-making responsibility?

        From time to time, the Audit and Finance Committee establishes certain policies as required by the rules of the Securities and Exchange Commission and the listing standards of The Nasdaq Global Select Market. For example, the Audit and Finance Committee has established a policy for the receipt and retention (including on an anonymous basis) of complaints about financial and control matters. The Audit and Finance Committee also has implemented a policy that addresses when the Company may recruit personnel who formerly were employed by the Company's independent registered public accounting firm. In other cases, the Audit and Finance Committee is responsible for overseeing the efficacy of management policies, including compliance with the Company's Code of Ethics and the availability of perquisites.

What matters have members of the Audit and Finance Committee discussed with the independent registered public accounting firm?

        In its meetings with representatives of E&Y, the Audit and Finance Committee asked E&Y to address and discuss their responses to several questions that they believed were particularly relevant to its oversight. These questions included:

  •
  Are there any significant judgments made by management in preparing the financial statements that would have been made differently had E&Y prepared and been responsible for the financial statements?

  •
  Based on E&Y's experience, and their knowledge of the Company, do the Company's financial statements fairly present to investors, with clarity and completeness, the Company's financial position and performance for the reporting period in accordance with GAAP and Securities and Exchange Commission disclosure requirements?

  •
  Based on E&Y's experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

  •
  During the course of the applicable year, has E&Y received any communication or discovered any information indicating any improprieties with respect to the Company's accounting and reporting procedures or reports?

        The Audit and Finance Committee has also discussed with E&Y that they are retained by the Audit and Finance Committee and that they must raise any concerns about the Company's financial reporting and procedures directly with the Audit and Finance Committee. Based on these discussions and its discussions with management, the Audit and Finance Committee believes it has a basis for its oversight judgments and for recommending that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

What has the Audit & Finance Committee done with regard to the Company's audited financial statements for the year ended December 31, 2010?

        The Audit and Finance Committee has:

  •
  Reviewed and discussed the Company's audited financial statements with the Company's management; and

  •
  Discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit and Finance Committees, as amended and as adopted by the Public Company Accounting Oversight Board.

Has the Audit and Finance Committee considered the independence of the Company's independent registered public accounting firm?

        The Audit and Finance Committee has received from E&Y the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit and Finance Committees, and has discussed with the firm its independence. The Audit and Finance Committee has concluded that E&Y is independent from the Company and its management.

Has the Audit and Finance Committee made a recommendation regarding the audited financial statements for the year ended December 31, 2010?

        Based upon its review and the discussions with management and the Company's independent registered public accounting firm, the Audit and Finance Committee recommended to the Board that the audited consolidated financial statements for the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

Does the Audit and Finance Committee provide a periodic report of its activities to the Board?

        The Audit and Finance Committee provides reports of its activities at each regularly scheduled Board meeting.

Has the Audit and Finance Committee reviewed the fees paid to the Company's independent registered public accounting firm during the year ended December 31, 2010?

        The Audit and Finance Committee has reviewed and discussed the fees paid to E&Y during the year ended December 31, 2010, for audit, audit-related, tax and other services, which are set forth below under "Fees Paid to Independent Registered Public Accounting Firm." Because the Company did not pay to E&Y any fees for non-audit services during the years ended December 31, 2010, the Audit and Finance Committee was not required to assess whether E&Y's delivery of non-audit services is compatible with E&Y's independence.

What is the Company's policy regarding the retention of the Company's independent registered public accounting firm?

        The Audit and Finance Committee has adopted a policy regarding the retention of the independent registered public accounting firm that requires pre-approval of all services by the Audit and Finance Committee or the Chairman of the Audit and Finance Committee. When services are pre-approved by the Chairman of the Audit and Finance Committee, notice of such approvals is given to the other members of the Audit and Finance Committee and presented to the full Audit and Finance Committee at its next scheduled meeting.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

        During the years ended December 31, 2010 and 2009, the Company paid E&Y fees in the aggregate amount of $712,000 and $689,000, respectively, for the annual audit of the Company's financial statements, the quarterly reviews of the Company's financial statements included in its Quarterly Reports on Form 10-Q, audits of the closing balance sheets of certain businesses acquired, and the review of the Company's registration statements.

Audit-Related Fees

        During the years ended December 31, 2010 and 2009, the Company did not pay fees to E&Y for audit-related services.

Tax Fees

        During the years ended December 31, 2010 and 2009, the Company paid E&Y fees in the aggregate amount of $7,500 and $0, respectively, for tax services.

All Other Fees

        During the years ended December 31, 2010 and 2009, E&Y did not provide any services to the Company, and the Company did not pay to E&Y any fees, other than those identified above.

REPORT OF THE AUDIT & FINANCE COMMITTEE

        In connection with the financial statements for the year ended December 31, 2010, the Audit and Finance Committee has:

  (1)
  reviewed and discussed the audited financial statements with management;

  (2)
  discussed with E&Y, the Company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board (the "PCAOB"); and

  (3)
  received the written disclosure and letter from E&Y regarding the auditors' independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors the independent auditor's independence.

        Based upon these reviews and discussions, the Audit and Finance Committee recommended to the Board at the February 3, 2011 meeting of the Board that the Company's audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission. The Board approved this inclusion.

The Audit & Finance Committee

James L. Welch. Chair
Henry J. Eyring
Robert G. Sarver
Ian M. Cumming

PROPOSAL 5
SHAREHOLDER PROPOSAL REQUESTING THE BOARD TO TAKE ACTIONS
TO ADOPT A MAJORITY VOTE STANDARD FOR THE ELECTION OF DIRECTORS

        The following shareholder proposal has been submitted to the Company by the International Brotherhood of Teamsters:

  RESOLVED:    That the shareholders of SkyWest, Inc. (or the "Company") hereby request that the Board of Directors initiate the appropriate process to amend the Company's articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement of the International Brotherhood of Teamsters

In order to provide shareholders a meaningful role in director elections, SkyWest's director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. SkyWest presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are "withheld" from the nominee.

The Corporate Library ("TCL"), a leading provider of independent corporate governance research and analysis, reports "an increased concern related to board composition" at SkyWest, noting that "except for Michael Young, the entire board failed to receive support from 35% to 75% of the votes cast in the 2010 election." According to TCL, "While this suggests a significant level of dissatisfaction from the company's shareholders, these directors are not required to tender their registration due to the company's plurality voting standard without a resignation policy."

An increasing number of companies, including Alaska Air Group, Inc., Delta Air Lines, Inc., and Southwest Airlines Co., have adopted a majority vote standard. Additionally, these companies have adopted director resignation policies to address post-election issues related to the status of director nominees who fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies.

We believe that a post-election director resignation policy without a majority vote standard in company articles in an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election role in determining the continued status of an unelected director.

We urge shareholders to vote FOR this proposal.

Board of Directors' Response

        The Board has carefully considered the proposal submitted by the International Brotherhood of Teamsters General Fund (the "Teamsters Proposal") and, following its review of the Teamsters Proposal, does not believe the Teamsters Proposal is in the best interests of the Company or its shareholders at this time. Accordingly, the Board unanimously recommends that the Company's shareholders vote AGAINST the Teamsters Proposal for the reasons set forth below.

        The Board does not believe that electing directors under a majority vote standard would result in a more effective Board. Importantly, the proponent has not asserted that the Board has not acted in the best interests of the Company's shareholders. The Company's shareholders have a history of electing strong and independent Boards, not only by a plurality, but in most cases by a sizeable majority of votes cast. The Board, as so elected, has been a significant factor in the Company's consistent growth and financial stability, and has repeatedly demonstrated sound business judgment in its leadership of the Company. Consequently, the Board is hesitant to make a fundamental change to the Company's corporate governance system that already has helped the Company deliver superior performance to its shareholders over many years. As a result, the Board believes that the underlying shareholder concerns are better addressed in another manner.

        The Board recognizes that majority voting proposals have been the subject of considerable debate among corporate governance experts, shareholder activists and legal advisory groups in recent years. A small number of companies have even adopted majority vote provisions. However, the Board does not believe that such circumstances demonstrate the emergence of a widely-selected alternative voting standard that provides shareholders significant advantages over the plurality voting standard. In fact, the Board believes there continues to be significant disagreement and uncertainty concerning the consequences of adopting such a proposal and the exact form that such a proposal should take, if adopted. In fact, in June 2006, the American Bar Association's Committee on Corporate Laws made official its decision to retain the default system of plurality voting in the ABA's Model Business Corporation Act, to which lawmakers in many states refer in drafting state corporate laws. The ABA Committee concluded that it would be "unwise to change the statutory plurality default rule" to a majority vote standard.

        A plurality vote standard guarantees a full board of directors as long as there are at least as many nominees as open seats, and avoids problems associated with failed elections and resulting holdover directors. A majority vote standard is problematic in these regards, and a failed election as to one or more director nominees could have other undesirable and disruptive consequences for the Company. For example, as a company listed on the NASDAQ Global Select Market, the Company must comply with listing standards that include requirements for maintaining independent directors and directors with particular qualifications or expertise. The failure to elect a particular nominee, depending on the independence and qualifications of the remaining directors, could impair the Company's ability to comply with those listing standards, and might jeopardize the Company's continued listing on the NASDAQ Global Select Market.

        The Board is also concerned about other additional consequences that may result from adopting the Teamsters Proposal, including the potential unnecessary increase in the cost of soliciting shareholder votes. Implementing the Team Proposal could provide special interest shareholder groups with the ability to promote "vote-no" campaigns that the Board believes are not in the Company's best interests or the best interests of its shareholders, and would force the Company to employ a proactive telephone solicitation, second mailing or other vote-getting strategy to obtain the required votes. The end result may be increased spending for routine elections. The Board does not believe the costs incurred by the Company in such circumstances would be a wise use of the Company's financial and other resources.

        Additionally, the Teamsters Proposal may expose the Company to the added expense and uncertainty associated with contested elections. The practical effect of a contested election is that it may hinder the Board's efforts to attract and retain well-qualified director candidates, who typically have multiple opportunities to serve as directors of other public companies with plurality voting systems. The Teamsters Proposal may also impair shareholders' ability to elect their favored director candidate in a contested election if a higher threshold than a plurality vote is required.

        For these reasons, the Board does not believe adopting a majority voting standard for director elections is in the best interests of the Company or its shareholders at this time. However, the Board will continue to assess developments in director voting standards, and remains committed to maintaining the high standards in corporate governance that the Board has demonstrated to date.

Required Vote

        Approval of the Teamsters Proposal requires that the number of votes cast at the Meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

The Board Recommends that Shareholders vote AGAINST the Teamsters Proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The Company's executive officers, directors and 10% shareholders are required under Section 16 of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company.

        Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2010 its executive officers, directors and 10% holders complied with all filing requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

        If any shareholder intends to present a proposal to be considered for inclusion in the Company's proxy material in connection with the Company's 2012 Annual Meeting of Shareholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8—Shareholder Proposals) and received by the Secretary of the Company on or before October 16, 2011. Shareholder proposals to be presented at the 2012 Annual Meeting of Shareholders which are not to be included in the Company's proxy materials must be received by the Company no earlier than November 15, 2011, nor later than December 16, 2011, in accordance with the procedures set forth in the Company's Bylaws.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

        In instances in which multiple holders of the Common Stock share a common address and are the beneficial owners, but not the record holders, of those shares of Common Stock, the holders' banks, brokers or other nominees may only deliver one copy of this Proxy Statement and the Company's 2010 Annual Report to Shareholders, unless the applicable bank, broker or nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written request, a separate copy of this Proxy Statement and the Company's 2010 Annual Report to Shareholders to any shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of this Proxy Statement and the Company's 2010 Annual Report to Shareholders should submit a request in writing to Eric D. Christensen, Corporate Secretary of the Company, 444 South River Road, St. George, Utah 84790. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

 OTHER BUSINESS

        The Company's management does not know of any other matter to be presented for action at the Meeting. However, if any other matters should be properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

Eric D. Christensen
 Vice President Planning, Corporate Secretary

St. George, Utah

March 15, 2011

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 x 02 0000 0 00000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000089951_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Jerry C. Atkin 02 J. Ralph Atkin 03 Margaret S. Billson 04 Ian M. Cumming 05 Henry J. Eyring 06 Robert G. Sarver 07 Steven F. Udvar-Hazy 08 James L. Welch 09 Michael K. Young SKYWEST, INC. ATTN: ERIC CHRISTENSEN 444 SOUTH RIVER ROAD ST. GEORGE, UT 84790 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To approve, by non-binding vote, the compensation of the company's named executive officers. The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain 3 To recommend, by non-binding vote, the frequency of future executive compensation votes. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4 To ratify the appointment of Ernst & Young, LLP as independent registered public accounting firm. The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 5 To adopt a majority vote standard for the election of directors. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Eric D. Christensen

0000089951_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SKYWEST, INC. The undersigned hereby appoint(s) Jerry C. Atkin, Bradford R. Rich and Eric D. Christensen and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and herby authorizes them to represent and vote, as provided on the other side, all the shares of SkyWest , Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held at 11:00 a.m., MDT on May 3, 2011 at the SkyWest headquarters located at 444 South River Road, St. George, Utah, and any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR THREE YEARS WITH RESPECT TO PROPOSAL 3, FOR PROPOSAL 4, AGAINST PROPOSAL 5, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side